SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BANTA CORPORATION

(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BANTA CORPORATION

225 Main Street

Menasha, Wisconsin 54952

IMPORTANT SPECIAL MEETING OF SHAREHOLDERS

December 4, 2006

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Banta Corporation to be held on January 9, 2007, at 9:00 a.m., Central time, at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin.

On October 31, 2006, we entered into a merger agreement providing for the merger of Banta and Soda Acquisition, Inc., a wholly owned subsidiary of R.R. Donnelley & Sons Company. A copy of the merger agreement is attached as Appendix A to the enclosed proxy statement. If the merger is completed, then owners of each outstanding share of our common stock as of the effective time of the merger will be entitled to receive $36.50 per share in cash, without interest. At the special meeting, you will be asked to approve the merger agreement. The affirmative vote of holders of at least two-thirds of the voting power of our common stock outstanding on December 4, 2006, the record date for the special meeting, is required to approve the merger agreement. Accordingly, your vote is very important.

On September 13, 2006, our board of directors declared a special cash dividend of $16.00 per share payable on November 21, 2006 to shareholders of record of our common stock on November 10, 2006. As permitted by the merger agreement, the $16.00 per share dividend was paid at the time and in the manner authorized by our board of directors. If the merger is approved, shareholders who received the special cash dividend and who are also shareholders of record as of the effective time of the merger will realize a total of $52.50 per share of our common stock.

Our board of directors unanimously determined that the merger is fair to, and in the best interests of, our company, shareholders and other constituencies, and unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. Our board of directors recommends that our shareholders vote “FOR” the approval of the merger agreement. The recommendation of our board of directors is based, in part, on the written opinion, dated October 31, 2006, of UBS Securities LLC, the financial advisor to our board of directors, to the effect that as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations and qualifications set forth therein, the merger consideration of $36.50 per share of our common stock, to be received by holders of our common stock (other than RR Donnelley and its affiliates or subsidiaries) in the merger was fair, from a financial point of view, to such holders as described in the enclosed proxy statement. The full text of UBS’ written opinion is attached as Appendix B to the enclosed proxy statement. We urge you to read the opinion carefully in its entirety.

The enclosed proxy statement provides you with detailed information about the merger agreement, the proposed merger and the special meeting. We urge you to read the entire proxy statement carefully, including information incorporated by reference and included in the appendices. If you have any questions or require assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at (888) 567-1626.

Regardless of the number of shares you own, your vote is very important. Please note that the failure to vote your shares is equivalent to a vote against the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign, date and mail the enclosed proxy in the postage-paid envelope provided (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to our Secretary prior to commencement of the special meeting, or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, then you must follow directions received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. Your cooperation in voting your shares will be greatly appreciated.

On behalf of our board of directors, thank you for your continued support.

Sincerely,

Stephanie A. Streeter

Chairman, President and

Chief Executive Officer

Menasha, Wisconsin

December 4, 2006

YOUR VOTE IS IMPORTANT

We cannot complete the merger unless we receive the affirmative vote of the holders of at least two-thirds of the voting power of our common stock approving the merger agreement. Regardless of whether you plan to attend the special meeting, please submit your vote promptly by completing, signing, dating and mailing the enclosed proxy in the postage-paid envelope provided (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at (888) 567-1626.

The enclosed proxy statement is dated December 4, 2006 and is first being mailed to shareholders on or about December 6, 2006.

BANTA CORPORATION

225 Main Street

Menasha, Wisconsin 54952

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 9, 2007

To Our Shareholders:

Notice is hereby given that a special meeting of shareholders of Banta Corporation will be held on January 9, 2007, at 9:00 a.m., Central time, at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin. The purposes of the meeting are:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Banta Corporation, R.R. Donnelley & Sons Company and Soda Acquisition, Inc., which provides for the merger of Soda Acquisition, Inc., a wholly owned subsidiary of RR Donnelley, with and into Banta, with Banta continuing as the surviving corporation, and the conversion of each outstanding share of common stock of Banta into the right to receive $36.50 in cash, without interest; and

2.	to consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.

We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement.

The record date to determine who is entitled to vote at the special meeting and at any adjournment or postponement of the special meeting is December 4, 2006. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the special meeting in person. If you expect to attend the special meeting, then please check the appropriate box on the proxy card when you return your proxy. Whether or not you expect to attend the special meeting, to make sure your shares are represented at the special meeting, please promptly complete, sign, date and mail the enclosed proxy in the postage-paid envelope provided (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, then follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares).

Assuming the merger is completed, a paying agent will mail a letter of transmittal and instructions to our shareholders. The letter of transmittal and instructions will describe the process for surrendering stock certificates in exchange for the merger consideration. You should not include your stock certificates with the enclosed proxy card. You should not forward your stock certificates to the paying agent without a letter of transmittal. Shareholders whose shares of common stock are held in “street name” by their broker, nominee, fiduciary or other custodian will receive instructions from broker, nominee, fiduciary or other custodian that will describe the process for surrendering “street name” shares and receiving cash for those shares.

By Order of Our Board of Directors,

Ronald D. Kneezel

Secretary

Menasha, Wisconsin

December 4, 2006

i

SUMMARY

This summary highlights selected information regarding the proposed merger and might not contain all of the information that is important to you. We urge you to read this proxy statement carefully, including the appendices and the documents referred to or incorporated by reference in this proxy statement. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” and “ Banta” refer to Banta Corporation. In this proxy statement, we refer to R.R. Donnelley & Sons Company as “RR Donnelley,” Soda Acquisition, Inc. as “Soda Acquisition” and UBS Securities LLC as “UBS.”

The Proposed Merger (page 9)

You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Banta, RR Donnelley and Soda Acquisition. The transaction contemplated by the merger agreement is the merger of Soda Acquisition with and into Banta, with Banta continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of RR Donnelley. The parties currently expect to complete the merger in the first quarter of 2007.

The Special Meeting of Shareholders (page 6)

•	Date, Time, Place (page 6)—The special meeting will be held on January 9, 2007, at 9:00 a.m., Central time, at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin.

•	Matters to be Considered (page 6)—At the special meeting, our shareholders will consider and vote upon a proposal to approve the merger agreement and a proposal to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of approval of the merger agreement.

•	Record Date (page 6)—We have fixed December 4, 2006 as the record date for the special meeting. Only shareholders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

•	Required Vote (page 7)—Shareholder approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the voting power of the issued and outstanding shares of our common stock. If a quorum exists at the special meeting, the proposal to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the merger agreement will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

•	How Shares are Voted (page 7)—You may vote by attending the special meeting and voting in person by ballot, or by completing the enclosed proxy and then signing, dating and mailing it in the postage-paid envelope provided. Submitting a proxy now will not limit your right to revoke your proxy and to vote at the special meeting if you decide to attend in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, then follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

•	Revocation of Proxies (page 7)—You may revoke your proxy at any time before it is actually voted by giving notice in writing to our Secretary prior to commencement of the special meeting, or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” then you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Shareholders Will Be Entitled to Receive $36.50 in Cash for Each Share of Our Common Stock if the Merger is Completed (page 32)

If the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, upon completion of the merger our shareholders will be entitled to receive $36.50 in cash, without interest, for each share of our common stock owned immediately prior to completion of the merger. We refer to the $36.50 per share cash payment as the “merger consideration.”

On September 13, 2006, our board of directors declared a special cash dividend of $16.00 per share payable on November 21, 2006 to shareholders of record of our common stock on November 10, 2006. As permitted by the merger agreement, the $16.00 per share dividend was paid at the time and in the manner authorized by our board of directors. If you received the special cash dividend and are also a shareholder of record as of the effective time of the merger, you will realize a total of $52.50 per share of our common stock (the aggregate of the $16.00 per share special cash dividend and the merger consideration).

Assuming the merger is completed, a paying agent will mail a letter of transmittal and instructions to our shareholders. The letter of transmittal and instructions will describe the process for surrendering stock certificates in exchange for the merger consideration. You should not include your stock certificates with the enclosed proxy. You should not forward your stock certificates to the paying agent without a letter of transmittal. Shareholders whose shares of common stock are held in “street name” by their broker, nominee, fiduciary or other custodian will receive instructions from their broker, nominee, fiduciary or other custodian that will describe the process for surrendering “street name” shares and receiving cash for those shares.

How Outstanding Options and Other Awards Will Be Treated (page 32)

At the effective time of the merger, all options to purchase our common stock and stock awards (other than restricted shares of common stock) outstanding under our equity incentive plans will be cancelled and will represent solely the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise or reference price of the applicable option or award, multiplied by the number of shares subject to the option or award, less any applicable taxes required to be withheld. Due to the $16.00 per share special cash dividend paid on our common stock on November 21, 2006, all options outstanding under our equity incentive plans were automatically adjusted pursuant to the requirements of the plans in order to avoid any unintended increase or decrease in the value of the options as a result of the special cash dividend. This had the effect of changing the number of shares subject to the options and the exercise price per share for the options.

At the effective time of the merger, all shares of restricted common stock outstanding under our equity incentive plans will become fully vested and without further restriction regarding ownership, causing all such restricted shares to be convertible into the merger consideration.

Our Reasons for the Merger (page 15)

In reaching its decision to adopt and approve the merger agreement and recommend the merger to our shareholders, our board of directors consulted with our senior management team, as well as our legal and financial advisors, and considered a number of factors, which are discussed in detail in the section entitled “The Merger—Our Reasons for the Merger; Recommendation of Our Board of Directors.”

Recommendation of Our Board of Directors (page 15)

Our board of directors unanimously determined that the merger is fair to, and in the best interests of, our company, shareholders and other constituencies, and unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. Accordingly, our board of directors has unanimously recommended that our shareholders vote “FOR” the approval of the merger agreement.

Our board of directors reached its determination after careful consideration and based, in part, on the opinion of UBS and such other factors, documentation and information our board of directors deemed appropriate. See “The Merger—Our Reasons for the Merger; Recommendation of Our Board of Directors.”

Fairness Opinion of Our Financial Advisor (page 17)

UBS has delivered a written opinion to our board of directors to the effect that, as of October 31, 2006 and based upon and subject to the assumptions made, procedures followed, matters considered, limitations and qualifications set forth in the opinion, the cash consideration of $36.50 per share to be paid to our shareholders in the merger was fair, from a financial point of view, to our shareholders (other than RR Donnelley and its affiliates or subsidiaries). For purposes of its analyses in rendering such opinion, as of October 31, 2006, UBS aggregated, with our consent, the $36.50 per share merger consideration with the $16.00 per share special cash dividend paid on November 21, 2006 to shareholders of record of our common stock on November 10, 2006. The full text of UBS’ written opinion is attached as Appendix B to this proxy statement. You should read the opinion carefully in its entirety. UBS’ opinion was directed to our board of directors and provided for the information and assistance of our board of directors in connection with its consideration of the merger. The UBS opinion does not constitute a recommendation to any of our shareholders as to how to vote or act with respect to the merger or any related transaction.

Interests of Our Executive Officers and Directors in the Merger (page 23)

In addition to their interests in the merger as shareholders, certain of our executive officers and directors have interests in the merger that differ from, or are in addition to, your interests as a shareholder. Generally speaking, those interests include:

•	unvested stock options and shares of restricted stock will vest as a result of the merger;

•	under existing employment agreements, certain of our executive officers will be entitled to receive certain benefits if their employment is terminated following the merger (other than for cause or disability) or if the executive leaves in response to a significant change in his or her working conditions or status without his or her consent, including among others:

•	a lump sum termination payment equal to three times the sum of (i) the executive’s base salary plus (ii) the highest incentive cash compensation earned by the executive in any year during the preceding three years;

•	a “gross up” payment intended to eliminate the effects of the excise tax imposed on the executives by the Internal Revenue Code as a result of the receipt of “excess parachute payments”;

•	additional supplemental retirement benefits equal to the difference between the amount the executive would be actually entitled to receive upon retirement and the amount the executive would have been entitled to receive if (i) the executive’s benefits had been fully vested on the date of termination and (ii) the executive had continued to work until the third anniversary of the change of control; and

•	a lump sum payment of the bonus or incentive cash compensation with respect to the portion of the year in which the termination of employment occurs calculated on a pro rata basis (assuming an award equal to the average of the awards paid to the executive for the three preceding years, but not less than the “target” level for the then current fiscal year or period);

•	non-employee director accounts under our director deferred compensation plan will be paid in a lump sum upon consummation of the merger;

•	we funded an executive trust pursuant to a 1990 agreement with a third party trust company to provide a means of segregating assets for the payment of certain deferred compensation and retirement benefits, as well as benefits that may be earned in connection with a change of control, to eligible employees and former employees, subject to claims of our creditors; and

•	our officers and directors will receive liability insurance coverage and indemnification promises from the surviving corporation pursuant to the merger agreement.

Conditions to Completion of the Merger (page 39)

Neither we nor RR Donnelley is required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement by holders of at least two-thirds of the voting power of our common stock outstanding on the record date;

•	the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), shall have expired or been earlier terminated, and required competition approvals under European Union regulation or from relevant European Union member states shall have been obtained; and

•	other customary closing conditions specified in the merger agreement.

Termination of the Merger Agreement and Termination Fees (pages 40 and 41)

We may mutually agree with RR Donnelley in writing to terminate the merger agreement at any time prior to completing the merger. Other circumstances under which we or RR Donnelley may terminate the merger agreement are described under “The Merger Agreement-Termination of the Merger Agreement.” Under some circumstances resulting in the termination of the merger agreement, we will be required to pay a termination fee of $34.2 million to RR Donnelley and reimburse RR Donnelley for expenses up to a maximum of $4.0 million.

In the event the merger is not completed due to a failure to receive approval under the HSR Act and, prior to the termination of the merger agreement, RR Donnelley has entered into a definitive agreement to acquire a business in the print industry, then under certain circumstances RR Donnelley will be required to pay us a termination fee of $17.1 million.

Material U.S. Federal Income Tax Consequences (page 28)

Generally, the merger will be taxable to our shareholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences.”

No Dissenters’ Rights (page 8)

Under Wisconsin law, since our common stock is traded on the New York Stock Exchange, you do not have the right to exercise dissenters’ rights in connection with the merger.

Questions

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact D. F. King & Co., Inc., which is assisting us, toll-free at (888) 567-1626. You may also contact our Secretary, Ronald D. Kneezel.

Information about the Companies

Banta Corporation

225 Main Street

Menasha, Wisconsin 54952

(920) 751-7777

Banta Corporation, a Wisconsin corporation, is a provider of printing and supply-chain management services. Our integrated approach provides a comprehensive combination of printing, binding and digital imaging solutions to leading publishers and direct marketers. We focus on five printing services segments: books, special-interest magazines, catalogs, direct marketing and literature management. Our global supply-chain management business provides a wide range of outsourcing capabilities to some of the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

Detailed descriptions about our business and financial results are contained in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated in this proxy statement by reference. See “Where You Can find More Information.”

R.R. Donnelley & Sons Company

Soda Acquisition, Inc.

111 South Wacker Drive

Chicago, Illinois 60606

(312) 326-8000

R.R. Donnelley & Sons Company, a Delaware corporation, is a full-service provider of print and related services, including document-based business process outsourcing. Founded more than 140 years ago, RR Donnelley provides solutions in commercial printing, direct mail, financial printing, print fulfillment, labels, forms, logistics, call centers, transactional print-and-mail, print management, online services, digital photography, color services, and content and database management to customers in the publishing, healthcare, advertising, retail, technology, financial services and many other industries.

Soda Acquisition, Inc., a newly formed Wisconsin corporation, was formed by RR Donnelley for the sole purpose of entering into the merger agreement and completing the merger. Soda Acquisition is wholly owned by RR Donnelley and has not engaged in any business except in anticipation of the merger.

THE SPECIAL MEETING

Date, Time and Place

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of our shareholders to be held on January 9, 2007, at 9:00 a.m., Central time, at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, or at any adjournment or postponement of the special meeting.

Matters to Be Considered

At the special meeting, our shareholders will be asked to:

•	consider and vote upon a proposal to approve the merger agreement; and

•	consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date; Voting Rights

We have fixed December 4, 2006 as the record date for the special meeting. Only shareholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were 24,504,496 shares of our common stock issued and outstanding. A list of shareholders will be available for review at our executive offices during regular business hours beginning two business days after notice of the special meeting is given and continuing to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. Each shareholder (other than any shareholder who holds more than 20% of our stock) on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting for each share held. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes,” and have the effect of votes “AGAINST” the merger agreement.

Quorum

Shares of our common stock entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

If a share of our common stock is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.

Any shares of our common stock held in treasury by us are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

Required Vote

The affirmative vote of holders of at least 16,336,331 shares of our common stock, being two-thirds of the voting power of our common stock outstanding on the record date and entitled to vote at the special meeting, is required to approve the merger agreement. If a quorum exists at the special meeting, the proposal to approve the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of the merger agreement will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

As of December 4, 2006, the record date, our directors and executive officers held and are entitled to vote, in the aggregate, 139,691 shares of our common stock, representing approximately 0.6% of the issued and outstanding shares of our common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement and “FOR” the meeting adjournment proposal.

Because the required vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions are effectively votes “AGAINST” the merger. In the case of the meeting adjournment proposal, a failure to vote, whether due to broker non-votes or otherwise, will have no effect on the outcome of the voting.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

How Shares Are Voted; Proxies; Revocation of Proxies

You may vote by attending the special meeting and voting in person by ballot or by completing the enclosed proxy and then signing, dating and mailing it in the postage-paid envelope provided. Submitting a proxy now will not limit your right to revoke your proxy and to vote at the special meeting if you decide to attend in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, then follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares.

Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy without giving voting instructions, then the persons named as proxies on the proxy card will vote your shares “FOR” the approval of the merger agreement, and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

If you hold shares of our common stock as a participant in the Banta Corporation Incentive Savings Plan or the Banta Hourly 401(k) Plan, the trustee for the plans will vote the shares you hold through the plan as you direct. American Stock Transfer & Trust Company will provide participants who hold our common stock through the plans with forms on which participants may communicate their voting instructions. If voting directions are not received for shares held in a plan, then those shares will not be voted, and will have the effect of a vote “AGAINST” the merger agreement, unless the trustee determines that it is required by law to vote “FOR” the merger agreement and does so vote.

You may revoke your proxy at any time before it is actually voted by giving notice in writing to our Secretary prior to commencement of the special meeting, or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” then you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Please do not send in stock certificates at this time. If the merger is completed, we will send you instructions detailing the procedures for exchanging existing Banta stock certificates for the merger consideration.

Any shareholder who has questions or requests for assistance in completing and submitting a proxy should contact D. F. King & Co., Inc., which is assisting us, toll free at (888) 567-1626.

Proxy Solicitation and Expenses

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of shareholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet. We have retained D. F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of $20,000 and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, nominees, fiduciaries and other custodians for expenses incurred in forwarding proxy material to the beneficial owners of our common stock.

Dissenters’ Rights

Under Wisconsin law, since our common stock is traded on the New York Stock Exchange, you do not have the right to exercise dissenters’ rights in connection with the merger. If the merger agreement is approved and the merger is completed, shareholders who voted against the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the merger consideration.

Adjournment

If the special meeting is adjourned to a different place, date or time, we do not need to give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Attending the Special Meeting

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be our invited guest. You may be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.

THE MERGER

Background of the Merger

Our board of directors has historically reviewed our strategic plan on a periodic basis and from time to time considered whether the long-term interests of our shareholders and other constituencies would be best served by the execution of the then current strategic plan as an independent company or whether it would be appropriate to explore other alternatives. In undertaking these reviews, our board had historically concluded that effecting the strategic plan as an independent company was in the best long-term interests of our shareholders and other constituencies.

Consistent with this historical practice, at a regularly scheduled board meeting held on July 24 and 25, 2006, our board reviewed in detail with our senior management team our strategic plan for the period through 2008. The strategic plan, which had originally been adopted in 2004, contained four strategic cornerstones for our business, namely:

•	improve the base business to sustain competitiveness and growth;

•	position the company to pursue key market segments;

•	effect acquisitions to enhance competitive advantage; and

•	take steps to ensure that we have the talent needed to operate our business successfully.

At the July 2006 board meeting, our senior management team updated our directors on the progress made to date regarding the board-approved strategic plan and the future steps necessary to continue to advance that plan.

As part of this review, senior management briefed our directors on the continuing need to reduce costs in our business and streamline our operations while at the same time intensifying our focus on growth from market segmentation and driving customer service quality. The senior management team outlined the first step in a restructuring process, which involved a consolidation of our print segment from five groups into two, that would be announced as part of our second quarter earnings release as well as future restructuring actions that were under consideration by management. Our senior management team also discussed with our board the status of discussions with respect to a large contract with a supply chain management customer.

On July 25, 2006, we issued a press release reflecting our second quarter results of operations and revised our 2006 earnings guidance downward. We also disclosed the reorganization of our print business as well our plans to take additional restructuring actions later in the year. In the days following our earnings announcement, our stock traded down over 22%.

On August 2, 2006, Stephanie A. Streeter, our Chairman, President and Chief Executive Officer, received a call from a representative of an investment banking firm purportedly acting on behalf of Cenveo, Inc. indicating that Cenveo was interested in considering a business combination transaction involving Banta. Ms. Streeter consulted with our Vice President, General Counsel and Secretary, Ronald D. Kneezel, and Foley & Lardner LLP, the company’s outside legal counsel, regarding a proposed response to Cenveo in light of our board’s prior determination that it was in the best interests of our shareholders and other constituencies that Banta continue to execute its strategic plan as an independent company.

On August 3, 2006, Ms. Streeter responded to Cenveo’s purported financial advisor indicating that, based on the direction previously provided by our board, Banta was not interested in considering a proposed transaction involving Cenveo. In August, we also engaged UBS to serve as our financial advisor in light of the unsolicited overture from Cenveo.

On August 8, 2006, Ms. Streeter, while she was traveling, received an email message from the representative of the financial advisor purportedly acting on behalf of Cenveo indicating that Cenveo remained interested in discussing a potential business combination transaction. Ms. Streeter responded by email the same day and stated that she would arrange for a time to talk with the financial advisor when she returned to her office the week of August 14, 2006. The representative of the financial advisor expressed disappointment by email with this approach noting that Cenveo was interested in making immediate progress.

Late that evening, without any further contact or advance warning, Cenveo faxed a letter to Ms. Streeter (which was publicly disclosed on the morning of August 9) setting forth an overture to acquire Banta for $46 per share in cash, subject to due diligence, receipt of necessary financing and negotiation of a mutually satisfactory definitive merger agreement. Ms. Streeter responded to Cenveo by letter on August 9, 2006 indicating that Banta would respond in due course to Cenveo’s overture.

On August 11, 2006, our board met to discuss the unsolicited, public overture received from Cenveo. Representatives of UBS and Foley & Lardner were also in attendance. At the meeting, Ms. Streeter and our outside advisors reviewed the contacts between Cenveo and Banta to date as well as the letter that Cenveo had publicly issued on August 9, including the highly conditional nature of the Cenveo overture. UBS reviewed the market reaction to the Cenveo overture as well as Cenveo’s ability to finance any transaction in light of its current financial condition. Foley & Lardner provided the board with an overview of its fiduciary duties under Wisconsin law in this context and, along with UBS, reviewed Banta’s existing takeover defense posture. At the conclusion of the meeting, after meeting in executive session, the directors unanimously authorized management to prepare a response to Cenveo (subject to subsequent board review) rejecting the overture as being illusory in light of its highly conditional nature.

On August 16, 2006, following board approval of the proposed response, Ms. Streeter sent Cenveo a letter (which was publicly disclosed on that date) rejecting Cenveo’s overture as illusory and not warranting further discussion.

Over the next several weeks, our senior management team continued to develop the second phase of a restructuring plan (originally discussed in our second quarter earnings release) to reduce our expenses. During this time, we also had various telephone conferences with our outside advisors to plan our next steps regarding our business, including a potential special cash dividend and related financing. We also received initial contacts from several other parties interested in discussing potential transactions involving Banta. Some of these transactions involved the sale of all or a portion of our assets while others contemplated our acquisition of the other party.

On August 28, 2006, Foley & Lardner was contacted by the outside counsel for Cenveo who proposed a meeting between representatives of Cenveo and representatives of Banta. The stated purpose of the meeting, according to Cenveo’s outside counsel, was to address the issues and conditions in Cenveo’s August 8 letter and to address those matters in a private forum.

In response to Cenveo’s request, on August 31, 2006, Banta sent Cenveo a proposed form of confidentiality agreement and indicated that an agreement would need to be in effect prior to any meeting. The proposed form of confidentiality agreement had a 90-day term and did not contain a standstill provision other than in the event of a breach of the agreement by Cenveo.

On September 1, 2006, Cenveo responded that it was prepared to sign a confidentiality agreement, but only if it allowed either party to terminate the agreement upon twelve hours’ notice and thereafter make disclosures free of any obligations under the agreement. Counsel for Cenveo indicated that it was prepared to enter into discussions on that basis over the Labor Day weekend relative to Cenveo’s $46 per share overture, but would want to reach a decision by that Monday night as to whether a deal could be concluded. Counsel indicated that if this timeline was not met, then Cenveo would take a different approach on the morning of Tuesday, September 5, 2006.

The parties held various discussions over the Labor Day weekend relative to the confidentiality agreement, but ultimately Cenveo was unwilling to accept a confidentiality agreement unless it could be terminated upon twelve hours’ notice and thereafter allow Cenveo to disclose publicly the scope and nature of the discussions that had taken place among the parties. Banta was unwilling to enter into a confidentiality agreement on those terms.

By letter dated September 5, 2006 (which was publicly disclosed that morning), Cenveo raised its offer to $47 per share and indicated that it had received a commitment from several financial institutions to effect the proposed acquisition of Banta. Cenveo did not provide its financing commitments to us and continued to condition its overture on completion of “confirmatory” due diligence and the negotiation of a definitive merger agreement. On September 7, 2006, outside counsel to Cenveo contacted Foley & Lardner and reiterated that Cenveo remained committed to meeting with Banta to determine whether a deal could be negotiated.

Our board met on September 7, 2006. Representatives of UBS and Foley & Lardner were also present at the meeting. Ms. Streeter updated the board on the status of the Cenveo overture as well as developments relating to the possible renewal of an agreement with a large supply chain management customer. Ms. Streeter, along with Geoffrey J. Hibner, our Chief Financial Officer, updated the board regarding the second phase of our restructuring plan and the proposed announcement and implementation of the restructuring as well as the impact of the restructuring on our projected financial performance in 2006, 2007 and 2008. Ms. Streeter and Mr. Hibner also discussed with the directors a proposed special cash dividend that management was considering for recommendation to the board as well as the financing that would be required to effect the dividend. Our senior management team along with UBS reviewed the financing structure as well as appropriate leverage ratios for a company such as Banta. During this meeting, the board also discussed whether a funding obligation under the executive trust agreement we entered into in 1990 might be triggered in light of the ongoing Cenveo overture.

Our board met again on September 10, 2006 and the executive committee of the board met on September 12, 2006 to continue to review and consider the foregoing matters. Representatives of UBS and Foley & Lardner participated in both of those meetings.

We held another board meeting on the evening of September 13, 2006. Representatives of UBS and Foley & Lardner participated in the meeting. Ms. Streeter updated the board on the status of the various matters discussed at the prior meetings and a representative of Foley & Lardner reviewed with the directors their fiduciary obligations under Wisconsin law related to the actions to be considered at the meeting. The board then considered and approved the second phase of a restructuring plan that would further consolidate management infrastructure beyond the steps announced on July 25, 2006, centralize administrative functions and eliminate non-essential services. The board also approved a non-cash asset impairment charge and the closure or sale of five of our printing facilities. The cost savings from these actions were estimated to be approximately $35 million in 2008, with $27 million in savings expected in 2007. In addition, the board considered and approved at this meeting a $16 per share special cash dividend payable on November 21, 2006 to shareholders of record on November 10, 2006. In connection with the special cash dividend, the board authorized management to enter into a new debt financing arrangement.

On September 14, 2006, prior to the opening of the markets, we issued a press release describing, among other things, the actions taken by our board, the execution of a letter of intent for a new five-year contract with large supply chain management customer and earnings guidance for 2006, 2007 and 2008.

During this timeframe, we were contacted by several other parties with respect to our situation, including Mark A. Angelson, Chief Executive Officer of RR Donnelley, who contacted Ms. Streeter in early September 2006. Mr. Angelson indicated that his inquiry was friendly and that RR Donnelley was prepared, if Banta so desired, to enter into a customary confidentiality and standstill agreement. On September 19, 2006, we entered into a confidentiality and standstill agreement with RR Donnelley (which agreement was subsequently amended and restated on October 12, 2006 to, among other things, specify procedures for exchanging competitively sensitive information and provide for non-solicitation of employees under certain circumstances).

On September 20, 2006, Cenveo sent another letter to Ms. Streeter (which was publicly disclosed on that date) reiterating its $47 per share ($31 per share to reflect the special cash dividend) proposal to acquire Banta and for the first time provided a financing commitment letter from two financial institutions with respect to the proposed transaction. Subsequently, Cenveo supplied a draft merger agreement with respect to its proposed transaction.

During the next several days our senior management team met with our outside advisors regarding the alternatives available to Banta. Our board met on September 22, 2006 to review the most recent letter from Cenveo. Representatives of UBS and Foley & Lardner participated in this meeting. Ms. Streeter reviewed with the board the Cenveo proposal and Foley & Lardner reviewed with the directors their fiduciary obligations under Wisconsin law in light of the most recent developments. Along with the outside advisors and our management team, the directors reviewed a range of options available to Banta as well as the status of the financing related to the special cash dividend. At the conclusion of the meeting, the board directed our senior management team and outside advisors to prepare a recommended response to the Cenveo proposal for consideration by the board at a subsequent meeting.

During the next several days our senior management team and outside advisors met to discuss potential alternatives available to Banta in light of the Cenveo proposal. We also continued to move forward with respect to finalizing our new financing arrangement for the special cash dividend.

On September 26, 2006, Ms. Streeter and a representative of UBS met with Mr. Angelson. During this meeting, Ms. Streeter provided an overview of Banta’s business. The parties also had a preliminary conversation regarding a possible business combination transaction between RR Donnelley and Banta.

Our board met again on September 29, 2006 with our senior management team and our outside advisors. Ms. Streeter updated the board on developments relating to the Cenveo proposal as well as progress we had made on the second phase of our restructuring plan. Foley & Lardner again reviewed with the directors their fiduciary obligations under Wisconsin law with respect to the Cenveo proposal. Ms. Streeter also updated the board on several conversations with other parties who had expressed an interest in some form of transaction involving Banta, including conversations with RR Donnelley. Ms. Streeter also reported on conversations with two other entities who had inquired about a transaction for less than our entire business. Ms. Streeter also reviewed issues related to Banta’s executive trust and whether the funding obligation under the trust was triggered by Cenveo’s latest proposal. UBS reviewed for the board its financial analysis related to Cenveo’s proposal, the timetable for the financing of the special cash dividend and a review of potential combination partners and acquisition targets for Banta. The directors considered various alternatives available to Banta to maximize shareholder value. The board and management also discussed the potential impact of the Cenveo proposal on other Banta constituencies, including our customers, employees and the communities in which we do business. Our board then adjourned the meeting to the evening of October 2, 2006.

The board meeting was reconvened on the evening of October 2, 2006. Ms. Streeter reviewed the discussion from the prior portion of the meeting, including the financial analysis presented by UBS, the impact on our shareholders and other constituencies of pursuing a transaction with Cenveo and the other options available to Banta to maximize shareholder value. At the conclusion of the meeting, the directors unanimously voted to reject the $47 per share Cenveo proposal and authorized our senior management team, in consultation with UBS, to explore all potential strategies for maximizing shareholder value, including, but not limited to, remaining independent, joint ventures, mergers, acquisitions, further return of capital to shareholders as well as a sale of Banta. The decision of the board was publicly announced prior to the opening of the markets on October 3, 2006. We also disclosed that Cenveo’s unsolicited proposal had automatically triggered the requirement to fund our executive trust.

Later in the day on October 3, 2006, Cenveo raised its proposed price to acquire Banta to $50 per share ($34 per share as adjusted for the special cash dividend). Cenveo indicated that this proposal was its “best and final”

proposal to acquire Banta. Cenveo further indicated that its proposal would expire at 5:00 p.m. (Eastern time) on October 31, 2006, unless we agreed to a transaction on or before that date.

During the next several weeks, we (or UBS on our behalf) contacted or, in certain cases, we were contacted by, additional companies that we believed might have an interest in a business combination transaction involving Banta. Including prior contacts, this brought the number of companies with whom we had contact regarding a possible business combination involving Banta to more than ten. As a result of this process, we entered into several additional confidentiality and standstill agreements and provided non-public information to several of the potential acquirers. We also considered several companies as potential acquisition candidates for us and requested that UBS prepare financial analyses relating to several of the possible targets. During this period, Foley & Lardner had several conversations with outside counsel for Cenveo. Cenveo asked to participate in Banta’s process to explore alternatives to maximize shareholder value. Cenveo was advised that it would be welcome to participate in the process if it were prepared to sign a confidentiality and standstill agreement with a reasonable duration. Cenveo initially indicated that it would not sign a standstill agreement with a term that went past October 31, 2006 and that it wanted a specific timetable relative to Banta’s process before it would sign any confidentiality agreement. We subsequently proposed a 90-day standstill period, which Cenveo rejected. Cenveo also continued to insist that it be advised of the timeline for Banta’s process before it would enter into a confidentiality and standstill agreement. We were never able to reach mutually acceptable terms with respect to a confidentiality and standstill agreement with Cenveo.

During the week of October 2, 2006, Sullivan & Cromwell LLP, outside counsel to RR Donnelley, contacted Foley & Lardner regarding further access to due diligence materials. In connection with these conversations, Sullivan & Cromwell provided a due diligence request list and Banta began compiling documents for delivery to RR Donnelley and its advisors. UBS also provided various financial data to RR Donnelley and its financial advisor, Goldman Sachs & Co. During the course of the due diligence process, RR Donnelley indicated that it would be interested in a transaction with Banta only if a definitive agreement was signed on or before October 31, 2006. RR Donnelley also stated that its view of Banta’s value would be negatively impacted in the event that Banta were to share non-public information with any competitors.

During the week of October 9, 2006, we continued to provide due diligence materials to RR Donnelley. On October 11, 2006, Ms. Streeter, Mr. Hibner and Mr. Kneezel made a presentation to another potential business combination partner and discussed the possibility of taking further steps to consider a potential transaction. This party advised us that it would respond to us in the next several weeks regarding its interest in pursuing a transaction. Ultimately, this party indicated it was not interested in pursuing a transaction with Banta at this time.

On October 13, 2006, Ms. Streeter, Mr. Hibner, Mr. Kneezel and David F. Engelkemeyer, Banta’s Vice President, Worldwide Operations, met with Mr. Angelson and other members of senior management of RR Donnelley. Representatives of UBS and Goldman Sachs also participated in the meeting. Our senior management team made a presentation outlining our business and prospects and discussed with the RR Donnelley management team issues related to a possible business combination transaction. At the conclusion of this meeting, in light of RR Donnelley’s stated October 31, 2006 deadline for the completion of negotiations, Ms. Streeter informed Mr. Angelson that she would need a specific proposed purchase price from RR Donnelley if Banta was going to continue with the discussions. Mr. Angelson advised Ms. Streeter that RR Donnelley would be prepared to provide price guidance in the next several days following completion of its financial analysis.

On October 17, 2006, by letter to Ms. Streeter, Mr. Angelson advised Banta that RR Donnelley would be prepared to proceed with a transaction at $51 per share ($35 per share adjusted to reflect our special cash dividend). Ms. Streeter informed Mr. Angelson that she was not prepared to recommend RR Donnelley’s proposed purchase price to our board.

Over the course of the next several days, in conversations between Ms. Streeter and Mr. Angelson as well as between UBS and Goldman Sachs, RR Donnelley indicated that it would be prepared to pay a higher price for

Banta, subject to the completion of its due diligence and the negotiation of an acceptable definitive agreement. Based on this indication, we continued to provide RR Donnelley with additional due diligence information.

On October 19, 2006, Cenveo sent another letter to Ms. Streeter (which was publicly disclosed) reiterating its $50 per share proposal ($34 per share to reflect our special cash dividend) and specifically stating that it would not increase its proposed offer price.

On October 21, 2006, Sullivan & Cromwell provided Banta with a draft merger agreement regarding the proposed transaction with RR Donnelley. The draft merger agreement contemplated the merger of a newly formed, wholly owned subsidiary of RR Donnelley with and into Banta with Banta surviving the merger. Banta shareholders would receive cash for their shares in connection with the consummation of the proposed merger.

On October 23, 2006, Ms. Streeter asked Mr. Angelson for additional price guidance that she could take to her board for consideration in connection with the proposed merger. Mr. Angelson reiterated that RR Donnelley was prepared to pay a price in excess of $51 per share ($35 per share adjusted to reflect our special cash dividend), subject to the completion of its due diligence investigation and the negotiation of an acceptable merger agreement.

Our board of directors met on October 23 and 24, 2006, for a regularly scheduled meeting. At the portion of the meeting held on October 23, 2006, our board focused on Banta’s strategic plan and the operations of our company on a stand-alone, independent basis. Our directors received from our senior management team an update of the steps we had taken with respect to our restructuring program as well as our future financial prospects and the execution risks associated with the implementation of our strategic plan.

Our board reconvened on October 24, 2006. Representatives of UBS and Foley & Lardner were in attendance for the reconvened meeting. Ms. Streeter reviewed with the directors, together with our legal and financial advisors, the status of the discussions and negotiations to date with RR Donnelley. Foley & Lardner reminded the directors of their fiduciary obligations under Wisconsin law related to the proposed acquisition of Banta by RR Donnelley and also reviewed with the board the terms of the draft merger agreement, including the proposed transaction structure, the scope of the representations and warranties, the termination rights of the parties, including the board’s right to terminate the agreement to pursue a superior proposal and the termination fee payable in connection with such a termination, the covenants applicable to the operation of our business between signing and closing of the transaction and provisions impacting our employees and the communities in which we operate. Foley & Lardner also discussed with the directors regulatory considerations relating to the consummation of the transaction. UBS provided the directors with a valuation analysis of the offer made by RR Donnelley. UBS also updated the directors on other contacts and analysis that had been undertaken with respect to other alternatives we had been reviewing to maximize shareholder value. The board also considered whether to approach Cenveo regarding its proposal with respect to a business combination transaction. In that regard, the board considered that Cenveo had indicated that its $50 per share proposal was its “best and final” offer and that RR Donnelley had stated that disclosure of non-public information to competitors would have negative implications on its valuation of Banta. The directors also noted that Cenveo had been unwilling to enter into a customary confidentiality and standstill agreement under the circumstances. Based on the foregoing, the board decided not to approach Cenveo on an affirmative basis to discuss its proposal, although it did not foreclose that possibility. Following the presentations by our senior management team and legal advisors, the board, after meeting in executive session, directed management to seek an offer price of $53.50 from RR Donnelley.

Ms. Streeter communicated the board’s direction to Mr. Angelson on the evening of October 24, 2005. Over the next several days, Ms. Streeter and Mr. Angelson continued to discuss the offer price. During the period from October 25, 2006, to October 31, 2006, our financial and legal advisors also continued to negotiate the merger agreement, and RR Donnelley continued its due diligence investigation of Banta.

On the morning of October 31, 2006, our board met to consider the status of the proposed transaction with RR Donnelley. Foley & Lardner reviewed the current draft of the merger agreement, a copy of which had been previously provided to the directors, including the points that remained open and subject to further discussion among the parties. In particular, Foley & Lardner reviewed the various circumstances under which the merger agreement could be terminated, including the ability of the board to terminate the merger agreement and accept a superior proposal upon the payment of a termination fee to RR Donnelley. Foley & Lardner also summarized the board’s fiduciary obligations under Wisconsin law relative to considering the transaction. UBS provided the board with an update of its valuation analysis. The board then adjourned the meeting pending final negotiation of the merger agreement, including the final offer price.

During the course of the day on October 31, 2006, the parties finalized the negotiation of the merger agreement, including the final offer price of $36.50 ($52.50 less the $16.00 per share special cash dividend). Late that afternoon, our board of directors reconvened. During the meeting our senior management team summarized the final terms of the merger agreement and indicated that all open points described earlier in the day to the directors had been resolved. UBS reviewed its updated valuation analysis at an offer price of $36.50 per share ($52.50 less the $16.00 per share special cash dividend). A copy of the written materials used by UBS in making its presentation had been provided to the directors in advance of the meeting. UBS then provided the board of directors with its oral opinion, which was subsequently confirmed in writing, to the effect that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, limitations and qualifications set forth in its written opinion, the $36.50 in cash to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock (other than RR Donnelley and its affiliates or subsidiaries). For purposes of its analyses in rendering such opinion as of October 31, 2006, UBS aggregated, with our consent, the $36.50 per share merger consideration with the $16.00 per share special cash dividend.

Following deliberations, our board of directors unanimously approved the merger agreement, determined that the merger agreement is fair to, and in the best interests of, Banta, our shareholders and other constituencies, and recommended that shareholders vote “FOR” adoption of the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there were not sufficient votes in favor of the approval of the merger agreement at the time of the special meeting.

Shortly after 5:00 P.M. (Eastern time), Cenveo announced the withdrawal of its proposal to acquire Banta for $50 per share ($34 per share adjusted for the special cash dividend). Thereafter, following execution of the merger agreement, Banta and RR Donnelley issued a joint press release announcing the execution of the merger agreement providing for a transaction at $36.50 per share ($52.50 less the $16 per share special cash dividend).

Our Reasons for the Merger; Recommendation of Our Board of Directors

On October 31, 2006, our board of directors unanimously adopted resolutions:

•	determining that the merger agreement is fair to, and in the best interests of, Banta, our shareholders and other constituencies;

•	approving the merger agreement; and

•	recommending that the holders of our common stock vote for the approval of the merger agreement. See “—Background of the Merger” for additional information on the recommendation of our board of directors.

Our board of directors believes that the merger agreement is fair to our shareholders and other constituencies. In reaching these conclusions, our board of directors consulted with our senior management and our legal and financial advisors, and considered the short-term and long-term interests and prospects of Banta and our shareholders and other constituencies. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed supported its determinations:

•	our current and historical financial condition and results of operations, including our prospects if we were to remain a publicly-owned corporation in light of the increasingly competitive nature of the print and supply chain management industries in which we operate;

•	the fact that the merger consideration (together with the $16.00 per share special cash dividend) represented a per share premium of 54.5% above the closing price of our common stock of $33.99 on August 8, 2006, the last trading day before the public announcement of Cenveo’s initial overture;

•	the fact that the merger consideration (together with the $16.00 per share special cash dividend) represented a 7.9% premium above the average closing price for the one-year period prior to October 31, 2006, the day that the merger agreement was executed;

•	the fact that the merger consideration to be received by our shareholders in the merger will consist entirely of cash, which will provide liquidity and certainty of value to our shareholders;

•	the quality of RR Donnelley’s financial condition and its ability to complete the proposed merger;

•	the fact that we did not receive offers to acquire Banta at a cash value in excess of the merger consideration (together with the $16.00 per share special cash dividend) even though the Cenveo proposal had been public knowledge for several months and we affirmatively sought other potential business combination partners;

•	the belief of our board that the merger consideration represented the highest consideration that RR Donnelley was willing to pay;

•	the fact that RR Donnelley had indicated that it would not be interested in entering into a merger agreement after October 31, 2006;

•	the fact that RR Donnelley has significant experience in the print industry and has established relationships with key customers and suppliers;

•	the potential value that might result from other alternatives available to us, including the alternative of remaining an independent public company, considering, in particular, the execution risk associated with the implementation of our strategic plan as well as the potential for shareholders to share in any future earnings growth of Banta and continued costs and scrutiny associated with continuing to operate as a public company;

•	the impact and potential disruption associated with Cenveo continuing its unsolicited advances with respect to effecting a business combination transaction involving Banta;

•	UBS’ financial presentation to our board of directors, including UBS’ opinion, dated October 31, 2006, to the effect that as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations and qualifications set forth therein, the merger consideration of $36.50 per share of our common stock, to be received by holders of our common stock (other than RR Donnelley and its affiliates or subsidiaries) in the merger was fair, from a financial point of view, to such holders as described under “Opinion of Our Financial Advisor” (the full text of UBS’ written opinion is attached as Appendix B to this proxy statement); and

•	the terms and conditions of the merger agreement, which the board of directors believed would not preclude a superior proposal, and the course of negotiations thereof, particularly:

•	the conditions to the closing of the merger, including the fact that the obligations of RR Donnelley and Soda Acquisition under the merger agreement are not subject to a financing condition, and the exceptions to the events and other effects that would constitute a material adverse effect on us;

•	the structure of the transaction as a merger, requiring approval by our shareholders, which would result in detailed public disclosure and a period of time prior to completion of the merger during which an unsolicited superior proposal could be submitted;

•	our right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to our shareholders, from a financial point of view, than the merger;

•	our right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to RR Donnelley;

•	the obligation of RR Donnelley to pay us a termination fee in the event that the merger is not approved under the HSR Act and RR Donnelley has (subsequent to October 31, 2006 and prior to the termination of the merger agreement) entered into a definitive agreement to acquire another business in the print industry;

•	the fact that the merger agreement contains provisions that are favorable to our employees and the communities in which we operate; and

•	the other terms and provisions of the merger agreement as compared to precedent transactions.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	the fact that, following the merger, our shareholders will cease to participate in any future earnings growth of Banta or benefit from any future increase in its value;

•	the conditions to the closing of the merger, including several regulatory approvals;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to our shareholders entitled to receive the merger consideration;

•	the potential impact of the transaction on our employees, including the possibility that jobs will be eliminated;

•	the interests of our directors and executive officers of that are different from, or in addition to, the interests of our shareholders generally, as described under “—Interests of Our Executive Officers and Directors in the Merger”;

•	the possible further disruption to our business that might result from the announcement of the merger and the resulting distraction of the attention of our management;

•	the customary restrictions on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking certain business opportunities or actions; and

•	the fact that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger may not be completed even if approved by our shareholders, as described under “The Merger Agreement—Conditions to Completing the Merger.”

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. Based on the factors outlined above, the board of directors determined that the merger agreement is fair to, and in the best interests of, Banta, our shareholders and other constituencies.

Our board of directors believes that the merger agreement is fair to, and in the best interests of, Banta, our shareholders and other constituencies. Our board of directors recommends that you vote “FOR” approval of the merger agreement.

Opinion of Our Financial Advisor

On October 31, 2006, UBS delivered its opinion to our board of directors to the effect that, as of October 31, 2006, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations and qualifications set forth in the opinion, the merger consideration of $36.50 per share of our common stock to be received by holders of our common stock (other than RR Donnelley and its affiliates or subsidiaries) in the merger was fair, from a financial point of view, to such holders. For purposes of its analyses in rendering such opinion as of October 31, 2006, UBS aggregated, with the consent of our board of directors, the $36.50 per share merger consideration with the $16.00 per share special cash dividend declared by our board of directors on September 13, 2006 paid on November 21, 2006 to shareholders of record of our common stock on November 10, 2006.

The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Appendix B and is incorporated by reference into this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, to the holders of our common stock (other than RR Donnelley and its affiliates or subsidiaries) of the merger consideration to be received by such holders in the merger and does not address the fairness of any other aspect of the merger or any related transaction. The opinion also does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to us, nor does it address our underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to any holder of our common stock as to how such shareholder should vote or act with respect to the merger or any related transaction. Holders of our common stock are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to us;

•	reviewed certain internal financial information and other data relating to our business and financial prospects that were provided to UBS by us and not publicly available, including financial forecasts and estimates prepared by our management;

•	conducted discussions with members of our senior management concerning our business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of our common stock;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

At the request of our board of directors, UBS contacted third parties to solicit indications of interest in a possible transaction with us and held discussion with certain of these parties prior to the date of its opinion.

In connection with its review, with the consent of our board of directors, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with the consent of our board of directors, relied on such information being complete and accurate in all material respects. In addition, with the consent of our board of directors, UBS did not make any independent evaluation or appraisal of any of our assets or liabilities (contingent or otherwise), nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of our board of directors, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

At the direction of our board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in its opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. In rendering its opinion, UBS assumed, with the consent of our board of directors, that (i) RR Donnelley, Soda Acquisition and Banta would comply with all the material terms of the merger agreement, (ii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof, and (iii) the special cash dividend of $16.00 per share authorized by our board of directors would be paid at the time, and in any case prior to the closing date of the merger, and in the manner authorized by our board of directors on September 13, 2006. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on us and/or the merger.

In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses. The material analyses are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Accordingly, UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as of the date of UBS’ opinion as to the fairness of the merger consideration, from a financial point of view, to the holders of our common stock (other than RR Donnelley and its affiliates or subsidiaries).

The financial forecasts and estimates of our future performance provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies may actually be sold.

The merger consideration was determined through negotiation between us and RR Donnelley and the decision to enter into the merger agreement was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of our board of directors with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with UBS’ opinion relating to the merger. The order of the analyses described does not represent relative importance or weight given to those analyses by UBS. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Stock Trading History and Implied Premiums. UBS analyzed the $36.50 per share merger consideration offered to our stockholders in the merger together with the $16.00 per share special cash dividend to derive premiums of this aggregate amount over the closing price of our common stock on August 8, 2006, the last day of trading prior to receipt of the Cenveo initial public overture, as well as the premiums relative to the average closing stock price and the high closing stock price for our common stock for the one-year period ended August 8, 2006. The results of this analysis are set forth below:

Date or Time Period	Implied Premium of Merger Consideration and Special Cash Dividend ($52.50)
August 8, 2006 ($33.99)	54.5%
1-year average ($48.65)	7.9%
1-year high ($52.42)	0.2%

Selected Public Companies Analysis. UBS compared selected financial and stock market data for us with corresponding data of selected publicly traded companies that UBS believed to be generally relevant. Although none of these companies is directly comparable to us, these companies were selected, among other reasons, because their equity is publicly traded in the United States and/or Canada and they operate in the broad printing industry:

•	Cadmus Communications Corporation

•	Cenveo, Inc.

•	Consolidated Graphics, Inc.

•	Deluxe Corporation

•	Quebecor World Inc.

•	R.R. Donnelley & Sons Company

•	The Standard Register Company

•	Transcontinental, Inc.

UBS considered, among other things, (1) diluted equity values (computed using the closing share prices as of October 27, 2006), (2) enterprise values (calculated as diluted equity value, plus book value of total debt and book value of minority interests, less cash and cash equivalents), (3) enterprise values as a multiple of (a) the last twelve months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and (b) estimated calendar years 2006, 2007 and 2008 EBITDA, and (c) LTM EBITDA less LTM capital expenditures and (4) closing stock prices as of October 27, 2006 as a multiple of calendar years 2007 and 2008 estimated earnings per share, commonly referred to as EPS. UBS then compared the multiples derived from the selected companies with corresponding multiples for us based on the closing price for our common stock on October 27, 2006. Estimated financial data for the selected companies were based on Institutional Brokers’ Estimate System, or IBES, consensus estimates. Estimated financial data for us were obtained from financial forecasts and estimates provided to UBS by our management.

This analysis indicated the following implied high, mean, median and low multiples for the selected companies, as compared to corresponding multiples implied for us based on the closing price of our common stock on October 27, 2006:

	Implied Multiples for Selected Companies								Implied Multiples for Banta based on
	High		Mean		Median		Low		Closing Stock Price on 10/27/06 ($45.25)
Enterprise Value as Multiples of EBITDA:
Last 12-Months	11.1	x	8.1	x	7.7	x	5.9	x	6.7	x
Calendar year 2006E	7.9	x	7.1	x	7.5	x	6.0	x	6.6	x
Calendar year 2007E	7.0	x	6.3	x	6.4	x	5.5	x	6.8	x
Calendar year 2008E	6.4	x	5.7	x	5.5	x	5.2	x	5.9	x

Enterprise Value as Multiples of EBITDA—Capital Expenditures:
Last 12-Months	21.3	x	12.8	x	10.3	x	7.9	x	10.9	x

Closing Stock Price as Multiples of EPS:
Calendar year 2007E	30.4	x	15.6	x	14.3	x	9.5	x	16.6	x
Calendar year 2008E	27.1	x	13.3	x	11.3	x	9.0	x	11.8	x

Selected Precedent Transactions Analysis. UBS considered the multiples, where sufficient data were publicly available, of enterprise values to LTM EBITDA and LTM EBITDA less LTM capital expenditures for the following 14 selected printing transactions announced between June 29, 1999 and October 15, 2005:

Acquiror	Target
• Undisclosed	• Cenveo, Inc.
• Transcontinental, Inc.	• Jetson Direct Mail Services, Inc.
• Kohlberg Kravis Roberts & Co.	• Von Hoffmann Holding, Inc.
• Deluxe Corporation	• New England Business Services, Inc.
• R.R. Donnelley & Sons Company	• Moore Wallace Incorporated
• Perseus L.L.C. / The Renaissance Group, L.L.C.	• Workflow Management, Inc.
• Transcontinental, Inc.	• CC3 Acquisition LLC and Pacific Communication Concepts LLC (CC3)
• Kohlberg & Company, LLC	• Applied Graphics Technologies, Inc.
• Moore Corporation Limited	• Wallace Computer Services, Inc.
• Cenveo, Inc. (Mail-Well, Inc.)	• American Business Products, Inc.
• Automatic Data Processing, Inc.	• Cunningham Graphics International, Inc.
• DLJ Merchant Banking Partners	• Merrill Corporation
• Quebecor Printing, Inc.	• World Color Press, Inc.
• Thomas H. Lee Company / Evercore Capital Partners	• Big Flower Holdings, Inc.

Although none of the selected transactions nor the companies involved in them was directly comparable to the merger or us, these transactions were selected, among other reasons, because they were publicly announced and involved companies that operate in the broad printing industry. Multiples for these selected transactions were based on publicly available information at the time of the respective transaction.

UBS considered the enterprise values of each of these transactions as a multiple of the respective LTM EBITDA and LTM EBITDA less LTM capital expenditures prior to each such transaction, to the extent such data were publicly available. UBS then compared the LTM EBITDA and the LTM EBITDA less LTM capital expenditures multiples derived from the selected transactions with the corresponding LTM EBITDA and LTM EBITDA less LTM capital expenditures multiples implied in the merger based on the merger consideration of $36.50 per share together with the $16.00 per share special cash dividend. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions for the LTM EBITDA and LTM EBITDA less LTM capital expenditures, as compared to the corresponding multiples implied in the merger based on the merger consideration of $36.50 per share together with the $16.00 per share special cash dividend:

	Implied Multiples for Selected Transactions								Implied Multiples for Banta based on Merger Consideration together with the Special Cash Dividend ($52.50)
	High		Mean		Median		Low
Enterprise Value as Multiples of LTM:
EBITDA	9.5	x	8.0	x	8.1	x	6.3	x	8.6	x
EBITDA less Capital Expenditures	13.8	x	10.5	x	10.6	x	7.6	x	14.0	x

Discounted Cash Flow Analysis. UBS performed a discounted cash flow analysis of Banta using financial forecasts for 2006 to 2011 prepared by our management. UBS calculated implied present values as of September 30, 2006 of our stand-alone unlevered, after-tax free cash flows for the period from October 1, 2006 through December 31, 2011, using discount rates ranging from 10.0% to 12.0%. UBS calculated implied terminal values for us as of December 31, 2011 by applying LTM EBITDA multiples ranging from 5.5 to 7.5 times our estimated EBITDA for the twelve months ending December 31, 2011. The implied terminal values were then discounted to present values as of September 30, 2006, using discount rates ranging from 10% to 12%. For each combination of discount rate and terminal value multiple, the implied present value of free cash flows was added to the implied present value of the implied terminal value to arrive at an implied enterprise value for us. UBS calculated our implied equity value as the implied enterprise value plus cash net of debt (without taking into consideration the debt to be incurred to finance the special cash dividend) as provided by our management. Implied values per share of our common stock were calculated based on the diluted shares of our common stock, as provided by our management, calculated using the treasury method with respect to stock options. This analysis indicated the following implied per share equity reference range for our common stock, as compared to the merger consideration of $36.50 per share together with the $16.00 per share special cash dividend:

Implied per Share Equity Reference Range for Banta	Merger Consideration together with the Special Cash Dividend
$43.48 – $55.50	$52.50

Other Factors. In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the historical trading prices of our common stock for the six-month period ended October 27, 2006;

•	the historical price performance of our common stock and LTM EBITDA multiples implied by such prices over the ten years ended October 27, 2006; and

•	the LTM return on invested capital (“ROIC”) and Debt to LTM EBITDA multiples for us and the selected companies referred to under “Selected Public Companies Analysis.”

Miscellaneous. Under the terms of UBS’ engagement, we have agreed to pay UBS a fee for its services in connection with the merger, a portion of which was payable in connection with rendering its fairness opinion and a significant portion of which is contingent upon consummation of the merger. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities relating to, or arising out of, its engagement as our financial advisor. UBS also acted as arranger and book manager in connection with the financing of the special cash dividend for which UBS received compensation. UBS and its affiliates have, in the past, provided investment banking services to us and RR Donnelley unrelated to the merger, for which services UBS and its affiliates received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of customers, our securities and/or securities of RR Donnelley and, accordingly, may at any time hold a long or short position in such securities.

We selected UBS as our financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Interests of Our Executive Officers and Directors in the Merger

In addition to their interests in the merger as shareholders, certain of our executive officers and directors have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the conflicting interests of, our directors and executive officers in approving the merger agreement. All material interests are described below and, except as described below, such persons have, to our knowledge, no material interests in the merger that differ from your interests generally.

Stock Options and Restricted Stock. The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of our common stock under our 2005 Equity Incentive Plan, 1991 Stock Option Plan and Equity Incentive Plan, vested or unvested, will be cancelled and will entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of our common stock subject to such option, times (ii) the excess, if any, of the per share merger consideration over the exercise price per share of such option.

The following table indicates the number of options held by our executive officers and directors on December 4, 2006, the weighted average exercise prices of those options, those options vested as of December 4, 2006, those options that will vest as a result of the merger, and the amounts our executive officers and directors are estimated to receive in settlement of their respective options if the merger is completed:

Officer/Director (1)	Total Options	Weighted Average Exercise Price ($)	Options Currently Vested	Options to Vest as a Result of the Merger	Total Amount to be Received ($)
Stephanie A. Streeter	592,534	25.22	489,674	102,860	6,684,514
E. Patrick Allen	20,880	31.46	5,156	15,724	105,220
Michael B. Allen	79,342	30.25	40,703	38,639	495,942
Sara E. Armbruster	37,330	29.36	20,150	17,180	266,536
David F. Engelkemeyer	42,282	32.22	19,773	22,509	180,985
Geoffrey J. Hibner	74,302	27.52	51,502	22,800	667,273
Ginger M. Jones	36,925	30.29	17,156	19,769	229,387
Ronald D. Kneezel	122,235	23.55	104,895	17,340	1,582,465
Frank W. Rudolph	43,320	29.54	27,881	15,439	301,308
Jameson Adkins Baxter	32,376	24.64	32,376	—	384,032
John F. Bergstrom	36,693	23.51	36,693	—	476,716
Henry T. DeNero	34,534	24.20	34,534	—	424,732
David T. Gibbons	17,268	31.18	17,268	—	91,823
Janel S. Haugarth	8,634	35.03	8,634	—	12,692
Pamela J. Moret	8,634	35.03	8,634	—	12,692
Paul C. Reyelts	21,585	28.43	21,585	—	174,234
Raymond C. Richelsen	36,693	23.51	36,693	—	476,716
Michael J. Winkler	34,534	24.20	34,534	—	424,732

(1)

The table lists the number of shares subject to options and the exercise prices of those options as of December 4, 2006 (i.e., after the impact of the $16.00 per share special cash dividend paid on our common stock on November 21, 2006). Upon payment of the special cash dividend, the number of shares subject to the options and the exercise price per share of each option were automatically adjusted pursuant to the requirements of the stock plans in order to avoid any unintended increase or decrease in the value of the options caused by the special cash dividend.

In addition, all of our executive officers currently hold restricted shares of our common stock that were granted under our 2005 Equity Incentive Plan, and/or Equity Incentive Plan and are subject to forfeiture under certain circumstances. Pursuant to the terms of the restricted stock awards and the merger agreement, all of these restricted stock awards that have not vested will become fully vested without further restrictions immediately prior to the effective time of the merger. As a result, those shares will become shares of our common stock that will be converted into the right to receive $36.50 per share in the merger. As of December 4, 2006, the number and value of the aggregate restricted stock holdings (based on the merger consideration of $36.50 per share) for our executive officers were as follows:

Executive	Number of Restricted Shares	Amount to be Received ($)
Stephanie A. Streeter	14,872	542,828
E. Patrick Allen	2,093	76,395
Michael B. Allen	3,505	127,933
Sara E. Armbruster	505	18,433
David F. Engelkemeyer	2,421	88,367
Geoffrey J. Hibner	3,297	120,341
Ginger M. Jones	825	30,113
Ronald D. Kneezel	2,507	91,506
Frank W. Rudolph	2,232	81,468

Employment Agreements. As we believe to be customary practice, we have previously entered into employment agreements with each of our executive officers other than Ms. Jones and Ms. Armbruster, as well as certain other officers and key employees. These agreements for the executive officers provide for continued employment for periods of from two to three years after a change of control (which we refer to as the executive’s “employment period”). If, during the employment period, employment is terminated by us (other than for cause or disability) or by the executive due to a significant change in his or her working conditions or status without his or her consent, these agreements also provide for lump sum termination payments equal to three times the sum of (i) the executive’s base salary plus (ii) the highest incentive cash compensation earned by the executive in any year during the preceding three years. Under the agreements, the executive’s employee benefits of life insurance, hospitalization, medical and dental coverage will be continued following a termination for which a termination payment is made until the earlier of the third anniversary of the change of control or the date comparable benefits are available from a new employer. The agreements also provide that, if any payments constitute an “excess parachute payment” under the Internal Revenue Code, we will pay to the executive the amount necessary to offset the excise tax and any additional taxes resulting from the payment of an excess parachute payment.

In addition, the employment agreements provide that, in connection with a termination for which a termination payment is made, the executive will be entitled to pension benefits in addition to the most favorable benefits provided for him or her under any version of our Employees Pension Plan and our Supplemental Retirement Plan for Key Employees (which we refer to as the “SERP”). Those benefits will be equal to the difference between the amount the executive would be actually entitled to receive upon retirement under the terms of those plans and the amount the executive would have been entitled to receive under those plans if (i) the executive’s benefits had been fully vested on the date of termination and (ii) the executive had continued to work until the third anniversary of the change of control. Each of these executives will be entitled to elect to receive the additional pension benefits at any time after he or she has attained the age at which early retirement is permitted, subject to reduction in the benefits for commencement prior to age 65. Also, if an executive commences such benefits prior to the age at which he or she is eligible for unreduced Social Security benefits, he or she will receive a Social Security supplement payable until such age of eligibility for unreduced benefits, equal to the difference between the estimated unreduced Social Security benefit and the actual Social Security benefit to which he or she would be entitled on the date such supplemental benefits commence.

The employment agreements also provide that, following a termination for which a termination payment is made, each executive is entitled to receive certain accrued benefits, including, among others, a lump sum payment of the bonus or incentive cash compensation with respect to the portion of any year in which the termination of employment occurs calculated on a pro rata basis (assuming an award equal to the average of the awards paid to the executive for the three preceding years, but not less than the “target” level for the then current fiscal year or period).

The agreements provide for the accelerated vesting of outstanding stock options in the event of a change of control, though that result is required under the merger agreement as described above. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control.

The merger, if consummated, will constitute a change of control under these employment agreements. As a result, following the merger, the benefits described in these agreements will become payable to any executive if his or her employment is terminated by us in anticipation of the merger or during the employment period (other than for cause or disability), or by the executive during the employment period due to significant changes in his or her working conditions or status without his or her consent. If such a termination were to occur promptly following the merger, the terminated executives would be entitled to receive approximately the following amounts (assuming, for illustrative purposes, the merger closes on December 29, 2006, the last business day of 2006) for all but the “Bonus” column:

Executive (1)	Termination Payment ($)	Supplemental SERP Benefit ($)(2)	Bonus ($)(3)	Other ($)(4)
Stephanie A. Streeter	6,406,000	1,235,000	231,840	318,000
E. Patrick Allen	1,259,000	—	39,358	114,000
Michael B. Allen	2,269,000	377,000	55,328	187,000
David F. Engelkemeyer	1,620,000	275,000	38,241	149,000
Geoffrey J. Hibner	2,187,000	416,000	52,050	171,000
Ronald D. Kneezel	1,788,000	1,047,000	39,725	162,000
Frank W. Rudolph	1,624,000	291,000	35,007	153,000

(1)	The foregoing table does not include payment of any benefits accrued prior to the merger under our various deferred compensation plans and our defined benefit plan, which plans (except the 1988 deferred compensation plan, discussed below) will be unaffected by the merger. The foregoing table also does not include the following amount of payments we would be required to make to each executive to offset the excise tax and additional taxes resulting from the payment of excess parachute payments, again estimated assuming, for illustrative purposes, the merger closes on December 29, 2006: $4,524,000 for Ms. Streeter, $737,000 for Mr. E. Allen, $1,403,000 for Mr. M. Allen, $1,012,000 for Mr. Engelkemeyer, $1,338,000 for Mr. Hibner, $1,102,000 for Mr. Kneezel and $972,000 for Mr. Rudolph.
(2)	The amounts included under the heading “Supplemental SERP Benefit” reflect the present value of the estimated future retirement payments to be made to each executive in the event of a covered termination following the merger pursuant to the terms of the employment agreements and the SERP, including the estimated Social Security supplement, using a discount rate of 5% and the RP 2000 mortality table for males and females projected to 2006.
(3)	The amounts included under the heading “Bonus” were calculated assuming the merger closes in 2007 prior to January 31. The numbers reflect one-half of the bonus or incentive cash compensation that would be payable under the terms of the employment agreements. The other half would be payable to the executives under our existing bonus and cash incentive plans if they were terminated without “cause” on the merger date.
(4)	The amounts included under the heading “Other” reflect the estimated maximum future payments to be made to or on behalf of each executive in the event of a covered termination following the merger pursuant to the terms of the employment agreements with respect to continued benefits coverage, advisors’ fees and outplacement services.

We have also entered into agreements with Ms. Jones and Ms. Armbruster which provide for lump sum termination payments equal to the sum of the executive’s base salary plus the highest annual bonus earned by the executive in any year during the preceding three years (plus, in the case of Ms. Jones, the highest annual long term cash incentive earned by her in any year during the preceding three years) if employment is terminated by us (other than for cause or disability) or by the executive due to our breach of the agreement within the twenty-four month period following a change of control. Under the agreements, the executive’s medical and dental insurance will also be continued following a termination for which a termination payment is made for up to one year or until comparable benefits are available to the executive. The executives would also each be entitled to receive a cash payment equal to the “target” payment under our short-term incentive plan for the year in which termination of employment occurs, pro rata to the date of termination. If a covered termination were to occur promptly following the merger (assuming, for illustrative purposes, the merger closes on December 29, 2006), Ms. Jones would be entitled to receive approximately $437,000, and Ms. Armbruster would be entitled to receive approximately $371,000 pursuant to these agreements.

Deferred Compensation. We maintain certain deferred compensation plans for key employees in which each of our executive officers and other key employees are eligible to participate and which provide for deferral of salary and incentive cash compensation. One of such plans, adopted in 1988, provides for the acceleration of distribution of the deferred benefits in the event of a change in control. In such case, the lump sum distribution will be equal to the present value of the participant’s future benefits if the participant is receiving benefits at the time of such change of control or the amount standing to the participant’s credit in his or her deferred compensation account if the participant is not otherwise entitled to receive benefits at the time of such change of control. All of our other deferred compensation plans will be unaffected by the merger.

The merger, if consummated, will constitute a change of control under the 1988 deferred compensation plan. Of our executive officers, only Messrs. Kneezel and Rudolph have account balances under that plan. As a result, promptly after the merger, Messrs. Kneezel and Rudolph will receive a lump sum payment equal to the amount standing to his credit in his deferred compensation account under the 1988 plan at the time of the merger. Assuming, for illustrative purposes, the merger occurred on December 29, 2006, such amount would equal approximately $195,021 for Mr. Kneezel and approximately $115,321 for Mr. Rudolph.

Deferred Compensation Plan for Certain Directors. Our non-employee directors have the option to elect to defer all or any part of the cash compensation he or she is entitled to receive for serving as a director pursuant to the terms of our Deferred Compensation Plan for Certain Directors. The amounts deferred will either be credited with interest at the prime rate or will be treated for valuation purposes as if such deferred compensation had been invested in our common stock pursuant to the phantom stock subaccount under the plan. In addition, non-employee directors also receive annual grants of phantom stock units which have a value equivalent to shares of common stock. Each non-employee director receives annual phantom stock units valued at an amount equal to $50,000 less the Black-Scholes value of the 3,000 share option granted to the director under the 2005 Equity Plan (with directors who have not served in such capacity for the entire year at the time of the grant receiving a pro rata share of such grant).

The Deferred Compensation Plan for Certain Directors will be terminated, and accounts thereunder will be paid in a lump sum, upon consummation of the merger. The following table reflects the account balances of the indicated non-employee directors under the Deferred Compensation Plan for Certain Directors as of December 4, 2006 (assuming the merger price of $36.50 per share):

Director	Account Balance ($)
Jameson Adkins Baxter	740,002
John F. Bergstrom	193,804
Henry T. DeNero	588,474
David T. Gibbons	40,072
Janel S. Haugarth	8,236
Pamela J. Moret	8,236
Paul C. Reyelts	56,048
Raymond C. Richelsen	379,180
Michael J. Winkler	219,466

Executive Trust. In 1990, we entered into an executive trust agreement with a third party trust company to provide a means of segregating assets for the payment of certain deferred compensation and retirement benefits, as well as benefits that may be earned in connection with a change of control, to eligible employees and former employees. The trust was funded with approximately $101 million in October 2006 due to the occurrence of a “potential change of control” as defined in the trust agreement. In the event of the merger, the trust assets would be used for the payment of those deferred compensation and retirement benefits to our executive officers described above and our other employees and former employees, as well as the benefits under the employment agreements and SERP. The trust assets are subject to claims of our creditors. The amount placed in the trust was calculated assuming that all of our officers and other employees eligible to receive severance benefits upon termination following a change of control are terminated promptly following the merger, and, as required by the trust agreement, represents the full amount of potential payments on an undiscounted basis (as opposed to the present value of those payments).

Indemnification and Insurance of Our and Our Subsidiaries’ Directors and Officers. The officers and directors of our company and our subsidiaries will also receive liability insurance coverage and indemnification promises from the surviving corporation pursuant to the merger agreement. For more information, see “The Merger Agreement—Indemnification and Insurance of Our and Our Subsidiaries’ Directors and Officers.”

Amendment to Our Rights Agreement

On November 5, 2001, we entered into a rights agreement with Firstar Bank, N.A., as rights agent. On September 30, 2002, we entered into an amendment to rights agreement with American Stock Transfer & Trust Company, which succeeded Firstar Bank, N.A. as rights agent. In general, the rights agreement imposes significant adverse consequences upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our board of directors.

On October 31, 2006, immediately prior to the execution of the merger agreement, we and American Stock Transfer & Trust Company, entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that neither RR Donnelley nor any of its subsidiaries shall become an “Acquiring Person,” and no “Shares Acquisition Date” or “Distribution Date” will occur, in each case as a result of:

•	the execution of the merger agreement or related documents;

•	the public announcement of the merger agreement and the merger; or

•	the completion of the merger or the other transactions contemplated by the merger agreement.

The rights agreement, as amended, also provides that, immediately prior to the effective time of the merger, such agreement will terminate and the holders of our common share purchase rights will not be entitled to any benefits under the rights agreement, including, without limitation, the right to acquire any of our securities. Except as provided in the amendment, the rights agreement remains in effect.

Merger Financing

The merger is not conditioned on RR Donnelley obtaining financing.

Regulatory Approvals and Requirements

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filings with the Federal Trade Commission and Department of Justice under the HSR Act, which we made on November 15, 2006;

•	competition filings with the European Union or relevant European Union members, including filings with the governments of Germany and Ireland, which we made on November 30, 2006;

•	filing this proxy statement with the Securities and Exchange Commission (which we refer to as the “SEC”) calling for a special shareholders meeting to approve the merger agreement;

•	filing articles of merger with the Department of Financial Institutions of the State of Wisconsin in accordance with Wisconsin law after the approval of the merger agreement by our shareholders;

•	certain notice filings with the SEC to terminate registration of our common stock; and

•	certain filings with the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences

The following summary sets forth the U.S. federal income tax consequences of the merger that are expected to be material to U.S. holders (as defined below) of our common stock. With respect to Non-U.S. holders (as defined below), the following summary addresses the applicability of the FIRPTA Tax (as defined below) in connection with the merger but does not address any other U.S. federal, state, or local tax consequences. This summary is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential tax consequences that may be relevant to parties to the merger. It is not intended to be, nor should it be construed as being, legal or tax advice. For this reason, holders of our common stock should consult their own tax advisors concerning the tax consequences of the merger. Further, this discussion does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction or any tax treaties.

This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the applicable regulations of the U.S. Treasury Department, and publicly available judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement, any of which may change, possibly retroactively. Any changes could affect the continuing validity of this discussion.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock who is:

•	an individual who is a citizen of the U.S. or who is resident in the U.S. for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	a trust, if either (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this summary, the term “Non-U.S. holder” means a beneficial owner of shares of our common stock that (i) is an individual or is an entity classified as a corporation for U.S. federal income tax purposes and (ii) is not a U.S. holder. The discussion below addresses the applicability of the FIRPTA Tax to Non-U.S. holders in connection with the merger but does not address the applicability of the FIRPTA Tax to any trust or estate that is not a U.S. holder.

For purposes of this discussion, an entity that is classified as a partnership for federal income tax purposes is neither a U.S. holder nor a Non-U.S. holder. The U.S. federal income tax treatment of a partnership and its partners depends upon a variety of factors, including the activities of the partnership and the partners. Holders of our common stock that are entities classified for U.S. federal income tax purposes as partnerships, and any members of such entities, should consult their tax advisors concerning the U.S. federal income tax consequences of the merger.

This summary assumes that you hold your shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution or thrift;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity or an owner thereof;

•	an entity taxable as a partnership for U.S. federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in stocks and securities or foreign currencies;

•	a trader or an investor in securities who elects the mark-to-market method of accounting for your securities;

•	a Banta shareholder who received our common stock from the exercise of employee stock options, from an employee stock purchase plan or otherwise as compensation;

•	a Banta shareholder who received our common stock from a tax-qualified retirement plan, individual retirement account or other qualified savings account;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any of our employee or other benefit plans; or

•	a Banta shareholder who holds our common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances, including without limitation alternative minimum tax consequences. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

Generally, the merger will be taxable to U.S. holders for U.S. federal income tax purposes. A U.S. holder of our common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received in the merger and the holder’s adjusted tax basis in the shares of our common stock that are surrendered.

Generally, gain or loss recognized by such holder will be capital gain or loss, which will be long-term capital gain or loss if the holder’s holding period for the shares of our common stock exceeds one year at the time of the merger. Long-term capital gains recognized by an individual are generally subject to tax at reduced rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of our common stock (in other words, shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to cash received by a U.S. holder in connection with the merger. This information reporting obligation, however, does not apply with respect to certain U.S. holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, and individual retirement accounts. In the event that a U.S. holder subject to the reporting requirements fails to supply its correct taxpayer identification number in the manner required by applicable law or is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends, a backup withholding tax (at a rate that is currently 28%) generally will be imposed on the amount of the cash received. A U.S. holder may generally credit any amounts withheld under the backup withholding provisions against its U.S. federal income tax liability, and, as a result, may entitle the U.S. holder to a refund, provided the required information is furnished to the Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

FIRPTA Tax

We believe that at all times during the five years preceding the closing date of the merger we have not been, and will not be, a “United States Real Property Holding Corporation” (sometimes referred to as a USRPHC) as defined under the provisions of Section 897 of the Code which were enacted under the Foreign Investment in Real Property Tax Act of 1980 (sometimes referred to as FIRPTA). A corporation generally is characterized as a USRPHC if the fair market value of the United States real property interests (sometimes referred to as USRPIs) owned by the corporation and its subsidiaries equals or exceeds 50% of the sum of (i) the fair market value of the worldwide real property interests owned by the group and (ii) the other assets used or held for use by the group in a trade or business. USRPIs include any interest (other than an interest solely as a creditor) in real property located in the United States or the Virgin Islands.

If, contrary to our belief, we were a USRPHC at any time during the five years preceding the closing date of the merger, a Non-U.S. holder that owned, directly or constructively, more than 5% of our common stock at any time during that period generally would be subject to U.S. federal income tax under Section 897 of the Code (sometimes referred to as the FIRPTA Tax) on the gain recognized by that Non-U.S. Holder as a result of the merger.

Under Section 1445 of the Code, a person acquiring shares of stock in a USRPHC from a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized by that foreign person on the sale or exchange of those shares (sometimes referred to as FIRPTA Withholding). However, Section 1445(b)(6) of the Code exempts from FIRPTA Withholding the sale or exchange of a share of stock in a USRPHC if that share of stock is regularly traded on an established securities market.

We expect that our common stock will continue to be regularly traded on the New York Stock Exchange at all times leading up to and as of the effective time of the merger, such that the our common stock should be considered to be “regularly traded on an established securities market” for purposes of Section 897(c)(3) of the Code. Assuming that this expectation proves to be correct, the paying agent will not be required to deduct and withhold amounts on account of FIRPTA Withholding with respect to payments in the merger to a non-U.S. holder, even if we were a USRPHC at any time during the five years preceding the closing date of the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that, at the effective time of the merger, Soda Acquisition will merge with and into us. Upon completion of the merger, Soda Acquisition will cease to exist, and we will continue as the surviving corporation.

When the Merger Becomes Effective

Banta and RR Donnelley will file articles of merger with the Wisconsin Department of Financial Institutions the third business day after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing), unless we and RR Donnelley agree to another date in writing. The merger will become effective when the articles of merger are filed with the Wisconsin Department of Financial Institutions or at such other later date and time as we and RR Donnelley agree and specify in the articles of merger.

If our shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in the first quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

Articles of Incorporation, By-laws and Directors and Officers of Banta as the Surviving Corporation

When the merger is completed:

•	the amended and restated articles of incorporation of Banta in effect immediately prior to the effective time will be the articles of incorporation of the surviving corporation, except that the surviving corporation will have authority to issue only 1,000 shares of its common stock;

•	the by-laws of Banta in effect immediately prior to the effective time will be the by-laws of the surviving corporation;

•	the directors of Soda Acquisition at the effective time will be the directors of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; and

•	our officers at the effective time will be the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Conversion of Common Stock

At the effective time, by virtue of the merger, each share of our common stock outstanding immediately prior to the effective time will automatically be converted into and represent the right to receive $36.50 in cash, without interest ($52.50 less the $16.00 per share special cash dividend paid on November 21, 2006 to shareholders of record of our common stock on November 10, 2006), except for shares of our common stock held by us or any of our subsidiaries and shares of our common stock held by RR Donnelley or any of its subsidiaries immediately prior to the effective time, and in each case not held on behalf of third parties, all of which will be cancelled without any payment therefor.

At the effective time, each share of common stock of Soda Acquisition outstanding immediately before the effective time will be converted into and exchanged for one share of common stock of the surviving corporation.

Payment for Shares

At or prior to the effective time of the merger, RR Donnelley will deposit in trust with a paying agent appointed by it sufficient funds to pay the aggregate merger consideration (which we refer to as the “exchange fund”). Within three business days after the effective time of the merger, we, as the surviving corporation in the merger, will cause the paying agent to mail to each holder of record of shares of our common stock immediately prior to the effective time, a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration. You should not send in your Banta common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or it if has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by RR Donnelley, post a bond in a reasonable amount as RR Donnelley directs as indemnity against any claim that may be made against RR Donnelley or us with respect to that certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. We, RR Donnelley or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for 180 days after the effective time will be delivered to us, as the surviving corporation. Holders of shares outstanding before the effective time will thereafter be entitled to look only to us for payment of any claims for merger consideration to which they may be entitled. None of the surviving corporation, RR Donnelley, the paying agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfer of Shares

After the effective time of the merger, there will be no transfers on our stock transfer books of the shares of our common stock outstanding immediately prior to the effective time. If, after the effective time, any certificate for shares of our common stock is presented to the surviving corporation, RR Donnelley or the paying agent for transfer, it will be cancelled and exchanged for per share merger consideration, multiplied by the number of shares represented by the certificate.

Treatment of Stock Options and Awards

At the effective time of the merger, all options to purchase our common stock and stock awards (other than restricted shares of common stock) outstanding under our equity incentive plans will be cancelled and will represent solely the right to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise or reference price of the applicable option or award, multiplied by the number of shares subject to the option or award, less any applicable taxes required to be withheld. Because of the $16.00 per share special cash dividend paid on our common stock on November 21, 2006, all options outstanding under our equity incentive plans were automatically adjusted pursuant to the requirements of the plans in order to avoid any unintended increase or decrease in the value of the options caused by the special cash dividend. This had the effect of changing the number of shares subject to the options and the exercise price per share.

At the effective time of the merger, all shares of restricted common stock outstanding under our equity incentive plans will become fully vested and without further restriction regarding ownership, causing each such restricted share to be convertible into the merger consideration.

Representations and Warranties

The merger agreement contains various representations and warranties made by us to RR Donnelley and Soda Acquisition, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, good standing and qualification of us and each of our subsidiaries;

•	our capital structure;

•	our corporate authority to execute and deliver the merger agreement and our board of directors’ approval of the merger agreement and merger;

•	required consents or approvals;

•	the absence of any conflicts between the merger agreement and our amended and restated articles of incorporation, by-laws, material agreements and applicable laws;

•	the completeness and accuracy of filings made by us with the SEC since December 31, 2003 and our financial statements included in those filings;

•	the absence of certain changes in our business, capitalization or accounting practices since December 31, 2005;

•	litigation and other liabilities;

•	employee benefit plans;

•	compliance with applicable laws and licenses;

•	material contracts;

•	our owned and leased real property;

•	the inapplicability of state takeover statutes to the merger;

•	environmental matters;

•	the filing of tax returns, payment of taxes and other tax matters;

•	labor matters;

•	the right to use, and absence of infringement of, our intellectual property;

•	the adequacy and effectiveness of our insurance policies;

•	the amendments to our rights agreement necessary to render it inapplicable to the merger and the other transactions contemplated by the merger agreement; and

•	the absence of undisclosed brokerage fees, commissions or finder’s fees.

Certain aspects of our representations and warranties are qualified by the concept of “material adverse effect.” Under the merger agreement, the term “material adverse effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of us and our subsidiaries taken as a whole, provided to the extent any effect is caused by or results from any of the following, it will not be taken into account in determining whether there has been a “material adverse effect” with respect to us:

•	changes in the political conditions, economies or financial markets generally in the United States or other countries;

•	changes that are the result of factors generally affecting the industries and geographic areas in which we or any of our subsidiaries operate;

•	any loss of, or adverse change in, our relationship with our customers, employees or suppliers that we establish with specific evidence was caused by the pendency or announcement of the merger and the other transactions contemplated by the merger agreement;

•	changes in the market price of raw materials we customarily purchase;

•	changes, after the date of the merger agreement, in United States generally accepted accounting principles, the rules or policies of the Public Company Accounting Board or in laws of general applicability or their interpretations;

•	our failure to meet any estimates of revenues or earnings; and

•	a decline in the price of our shares on the New York Stock Exchange, including any decline related to the special cash dividend.

provided, that with respect to the first, second, fourth and fifth bullet points above, such change, event, circumstance or development does not disproportionately adversely affect us compared to other companies of similar size operating in the industries in which we operate.

The merger agreement also contains various representations and warranties by RR Donnelley and Soda Acquisition to us, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of each of RR Donnelley and Soda Acquisition and the requisite power and authority of each of RR Donnelley and Soda Acquisition to own, lease and operate its properties and assets and to carry on its business as it is presently conducted;

•	RR Donnelley and Soda Acquisition’s power and authorization to execute and deliver the merger agreement;

•	required consents or approvals;

•	the absence of any conflicts between the merger agreement, RR Donnelley’s and Soda Acquisition’s certificate or articles of incorporation, by-laws, material agreements and applicable laws;

•	litigation;

•	the availability of the funds necessary for the merger;

•	the capitalization of Soda Acquisition; and

•	RR Donnelley’s status under Wisconsin’s anti-takeover statute.

None of the representations and warranties in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

We are subject to restrictions on our conduct and operations until the merger is completed. We have agreed that, prior to the effective time of the merger, we will conduct our business in the ordinary and usual course and use reasonable best efforts to maintain and preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, employees and business associates. We have also agreed, with some exceptions, that we will not do any of the following without the prior written consent of RR Donnelley:

•	adopt or propose any change in our amended and restated articles of incorporation or by-laws or other applicable governing instruments;

•	merge or consolidate ourself or any of our subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate any operations or businesses;

•	acquire assets outside the ordinary course of business from any other person with a value or purchase price in excess of $1 million in the aggregate other than acquisitions pursuant to contracts in effect as of the date of the merger agreement;

•	other than required issuances of shares of common stock upon the exercise of stock options outstanding as of the date of the merger agreement or in accordance with the terms of our 401(k) plans, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our capital stock or any of our subsidiaries (other than the issuance of shares by a wholly owned subsidiary to us or another of our wholly owned subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	create or incur any material lien or encumbrance;

•	make any loans, advances or capital contributions to or investments in any person (other than us or any of our direct or indirect wholly owned subsidiaries);

•	other than regular quarterly cash dividends of $0.18 per share and the special cash dividend, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock (except for dividends paid by any of our direct or indirect wholly owned subsidiaries to us or to any other direct or indirect wholly owned subsidiary) or enter into any agreement with respect to the voting of our capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	incur any indebtedness for borrowed money or guarantee indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of us or any of our subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices;

•	except as set forth in the capital budgets disclosed to RR Donnelley and consistent with such budgets, make or authorize any capital expenditure in excess of $2 million in the aggregate;

•	enter into any contract that would have been a material contract (as defined in the merger agreement) had it been entered into prior to the merger agreement, except for customer agreements entered into in the ordinary course of business consistent with past practice that do not contain certain specified restrictive provisions, such as non-competition provisions, most-favored nation provisions and provisions limiting the ability to make, sell or distribute products or services;

•	make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles, the rules or policies of the Public Company Accounting Oversight Board or applicable law;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $500,000 or any claim against us in excess of that amount;

•	amend or modify any material contract in any material respect or in a manner adverse to us, terminate any material contract, or cancel, modify or waive any debts or claims held by us or waive any rights having in each case a value in excess of $500,000;

•	make any material tax election, settle any material tax claim or change any material method of tax accounting;

•	transfer, sell, lease, license, mortgage, pledge, suffer a lien, divest, abandon, allow to lapse or expire or otherwise dispose of any of our assets, product lines or businesses, including capital stock of any of our subsidiaries, except in the ordinary course of business or sales of obsolete assets;

•	except for bonuses under the retention and transaction bonus pool provided for under the merger agreement (see “—Employee Matters”), as required under existing agreements and disclosed to RR Donnelley or as otherwise required by applicable law:

•	grant or provide any severance or termination payments or benefits to any of our or our subsidiaries’ directors, officers or employees, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice as disclosed to RR Donnelley;

•	increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of our or our subsidiaries’ directors, officers or employees, except for increases in base salary or bonus in the ordinary course of business consistent with past practice for employees who are not officers;

•	establish, adopt, amend or terminate any benefit plan or amend the terms of any outstanding equity-based awards;

•	take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan;

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by United States generally accepted accounting principles; or

•	forgive any loans to any of our or our subsidiaries’ directors, officers or employees;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	perform any services or provide any products to any person that would expand the scope of services or products subject to any non-compete provision to which we are subject; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Competing Proposals

The merger agreement provides that we, our subsidiaries and our respective officers and directors will not, and we will use our best efforts to instruct and cause our and our subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any third party relating to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

However, at any time prior to the approval of the merger agreement by our shareholders, we may:

•	provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of our assets (on a consolidated basis) or 50% of the total voting power of our equity securities if we (a) receive from that person an executed confidentiality agreement on terms not less restrictive to that person than those contained in the confidentiality agreement between us and RR Donnelley and (b) promptly disclose any such information to RR Donnelley that had not been provided previously to RR Donnelley;

•	engage or participate in any discussion or negotiations with any third party who has made an unsolicited bona fide written acquisition proposal; and/or

•	after having complied with the provisions in the merger agreement relating to our board of directors’ change of recommendation or authorization of an alternative transaction, approve, recommend or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) an unsolicited bona fide written acquisition proposal, if and only to the extent that, (A) prior to taking any action described in the three bullet points directly above, our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with their fiduciary duties under applicable law; (B) in the case of the first two bullet points directly above, our board of directors has determined in good faith after consultation with its financial advisor that such acquisition proposal either constitutes a “superior proposal” (as defined below) or is reasonably likely to result in a superior proposal; and (C) in the case of the third bullet point directly above, our board of directors determines in good faith, after consultation with its financial advisor and legal counsel, that such acquisition proposal is a superior proposal.

For purposes of the merger agreement, the term “acquisition proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any of our significant subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of our equity securities or the equity securities of any of our significant subsidiaries, or 15% or more of our consolidated total assets (including equity securities of our subsidiaries), in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means an unsolicited bona fide acquisition proposal involving all or substantially all of the assets (on a consolidated basis) or total voting power of our equity securities that our board of directors has determined in its good faith judgment is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, the effect of the proposal on our constituencies and the person making the proposal, and if consummated, would result in a transaction more favorable to our shareholders from a financial point of view (after taking into account any revisions to the terms of the transaction contemplated by the merger agreement).

Special Meeting of Our Shareholders; Recommendation of Our Board of Directors

The merger agreement provides that we will take, subject to applicable law and our amended and restated articles of incorporation and by-laws and the fiduciary duties of our directors, all action necessary to convene a special meeting of our shareholders as promptly as practicable after this proxy statement is cleared by the SEC for mailing to our shareholders for the purpose of considering and voting upon approval of the merger agreement and the merger. Except in certain circumstances, our board of directors must recommend, and use its reasonable best efforts to solicit, approval of the merger agreement by our shareholders.

Indemnification and Insurance of Our Directors and Officers

The merger agreement provides that, from and after the effective date of the merger, RR Donnelley will, or will cause us as the surviving corporation to, indemnify each of our and our subsidiaries’ present and former directors and officers against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that we would have been permitted under Wisconsin law and our amended and restated articles of incorporation or by-laws in effect on the date of the merger agreement to indemnify, and advance expenses to, such person.

At or prior to the effective time of the merger, we or the surviving corporation will obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from a carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage that are at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger. If we or the surviving corporation for any reason fails to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation of the merger will, and RR Donnelley will cause the surviving corporation to, either (i) continue to maintain in effect for a period of at least six years from and after the effective time the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement or (ii) use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in our existing policies as of the date of the merger agreement (although neither the surviving corporation nor RR Donnelley will be required to expend more than an amount per year equal to 250% of the current annual premiums paid by us for such insurance).

Employee and Constituency Matters

RR Donnelley has agreed that for a period of one year following the effective time of the merger, each of our continuing employees will be provided with pension and welfare benefits under employee benefit plans that are either substantially similar in the aggregate to those that we currently provide our employees or substantially similar in the aggregate to those provided by RR Donnelley to its similarly situated employees. RR Donnelley has agreed that any of our employees who are terminated without cause during the 18 months following the effective time of the merger will receive severance benefits consistent with our historic practices.

The merger agreement further provides that we may implement a retention and transaction bonus plan. The aggregate amount of bonuses paid pursuant to that plan may not exceed $3 million and will be allocated prior to the effective time of the merger to employees designated by the chief executive officer of Banta in accordance with certain guidelines and subject to RR Donnelley’s approval. RR Donnelley has also agreed that, for a period of three years following the effective time of the merger, it will cause the surviving corporation to make charitable contributions (up to an aggregate maximum of $1.5 million) in the communities that we serve in a manner consistent with our past practices of charitable giving. Our tuition reimbursement program will be continued for any employee who is in a covered course of training at the effective time of the merger for a period of two years after the effective time of the merger or until the aggregate costs of the program exceed $1.0 million.

Cooperation to Obtain Regulatory Approvals

We and RR Donnelley will make appropriate filings of the notification and report form pursuant to the HSR Act and appropriate filings under all other applicable antitrust laws as promptly as practicable and will cooperate with each other in all respects in connection with any related filing, submission or investigation. We and RR Donnelley will request early termination of the waiting period with respect to the merger under the HSR Act.

We and RR Donnelley have agreed to cooperate with each other and use reasonable best efforts to take all actions necessary to complete the merger and the other transactions contemplated by the merger agreement, including taking such actions necessary to obtain any required consents from third parties and/or governmental entities. However, the merger agreement does not require RR Donnelley to (i) agree to sell any assets, business or interests in any assets or businesses of RR Donnelley or any of its subsidiaries, (ii) consent to any sale, or agreement to sell, by us or any of our subsidiaries, of any of our assets or businesses or interests in any assets or businesses of us or any of our subsidiaries, or (iii) agree to any material changes or restrictions on RR Donnelley’s ability to own or operate any such assets or businesses or to vote or otherwise exercise full ownership rights with respect to the stock of the surviving corporation.

Rights Agreement

Prior to the effective time, our board of directors has agreed to take all necessary action to cause our common share purchase rights to cease to be outstanding as of immediately prior to the effective time and to terminate the rights agreement effective as of the effective time, without payment of any consideration.

Conditions to Completing the Merger

Conditions to Each Party’s Obligations

The obligations of us, RR Donnelley and Soda Acquisition to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	approval of the merger agreement by holders of at least two-thirds of the voting power of our common stock;

•	the waiting period applicable to the completion of the merger under the HSR Act shall have expired or been earlier terminated, and required competition approvals under European Union regulations or from relevant European Union member states shall have been obtained; and

•	the absence of any law, rule, regulation, ordinance, judgment, writ, injunction, decree, arbitration award, agency requirement or other order by a court or governmental entity of competent jurisdiction that is in effect and restrains, enjoins or otherwise prohibits completion of the merger or the other transactions contemplated by the merger agreement.

Conditions to RR Donnelley’s and Soda Acquisition’s Obligations

The obligations of RR Donnelley and Soda Acquisition to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to certain aspects of our capital structure, corporate authority, takeover statutes and the rights agreement shall be true and correct in all material respects when made and as of the closing date of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all material respects as of such earlier date);

•	our representations and warranties (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct when made and as of the closing date of the merger (or, to the extent a representation or warranty speaks as of an earlier date, it need only be true and correct as of such earlier date) without regard to any qualifications as to material adverse effect or materiality, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on us;

•	we shall have performed in all material respects all obligations required under the merger agreement to be performed by us at or prior to the completion of the merger;

•	since the date of the merger agreement, no change, event, circumstance or development shall have occurred or been discovered that has had, or is reasonably expected to have, a material adverse effect on us; and

•	we shall have obtained the consent or approval of each person whose consent or approval shall be required under any material contract to which we are a party that has not previously been provided to RR Donnelley, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably expected to have a material adverse effect.

Additional Conditions to Our Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of RR Donnelley and Soda Acquisition shall be true and correct in all material respects when made and as of the closing date of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all respects as of such earlier date); and

•	each of RR Donnelley and Soda Acquisition shall have performed in all material respects all obligations required under the merger agreement to be performed by it at or prior to completion of the merger.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

We may mutually agree with RR Donnelley in writing to terminate the merger agreement at any time prior to the effective time of the merger. Either we or RR Donnelley may also terminate the merger agreement at any time if:

•	the merger is not completed by March 31, 2007, or such later date agreed by RR Donnelley and us; provided that such date may be extended by us or RR Donnelley until not later than June 30, 2007 to the extent necessary to obtain the required regulatory approvals (but only if on the date of such extension all other conditions to the consummation of the merger have been or are readily capable of being satisfied) (the “termination date”);

•	the approval of the merger agreement by at least two-thirds of the voting power of our common stock shall not have been obtained at the special meeting or any adjournment or postponement of such meeting; or

•	any governmental entity of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting completion of the merger, which order is final and non-appealable;

provided, however, that no party may terminate the merger agreement pursuant to the three preceding bullet points if it has breached in any material respect its obligations under the merger agreement in any manner that proximately contributed to the occurrence of the failure of a condition to completion of the merger.

Additional Circumstances Under Which We May Terminate the Merger Agreement

We may also terminate the merger agreement:

•	at any time prior to shareholder approval if (i) we are not in material breach of any of the terms of the merger agreement, (ii) our board of directors authorizes us to enter into a definitive agreement concerning a transaction that constitutes a superior proposal and we notify RR Donnelley in writing that we intend to enter into such an agreement, (iii) RR Donnelley does not, within three business days of receipt of our written notification, make an offer that our board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal and (iv) we, prior to such termination, pay to RR Donnelley in immediately available funds a termination fee equal to $34.2 million and reimburse RR Donnelley for reasonable expenses up to a maximum amount of $4.0 million; or

•	at any time if there is a breach by RR Donnelley or Soda Acquisition of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described under “—Conditions to Completing the Merger—Additional Conditions to Our Obligations” and which is not capable of being cured, or if curable, has not been cured within 30 days following our written notice of such breach to RR Donnelley.

Additional Circumstances Under Which RR Donnelley May Terminate the Merger Agreement

RR Donnelley may also terminate the merger agreement at any time, if:

•	our board of directors withholds, withdraws, qualifies or modifies its recommendation that our shareholders vote for the approval of the merger agreement, or our board of directors approves, recommends or otherwise declares advisable any superior proposal that was not solicited, initiated, encouraged or knowingly facilitated if the board of directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with their fiduciary duties under applicable law;

•	we fail to take a shareholder vote prior to the termination date;

•	a tender offer or exchange offer for outstanding shares of our common stock shall have been publicly disclosed and our board of directors recommends that our shareholders tender their shares in such tender or exchange offer or, within 10 days of such offer, fails to recommend against accepting such offer; or

•	we breach any representation, warranty, covenant or agreement contained in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, that would give rise to a failure of a condition described in any of the first three bullet points under “—Conditions to Completing the Merger—Conditions to RR Donnelley’s and Soda Acquisition’s Obligations” and which is not capable of being cured, or if curable, has not been cured prior to the termination date.

Termination Fees

We have agreed to pay RR Donnelley a cash termination fee equal to $34.2 million and reimburse RR Donnelley for reasonable expenses up to a maximum amount of $4.0 million if the merger agreement is terminated:

•	by RR Donnelley or us because (1) the merger has not been consummated by the termination date, or (2) our shareholders do not approve the merger agreement at the shareholders’ meeting held for such purpose and, in each case, an acquisition proposal has been made, proposed, communicated or publicly announced and has not been publicly withdrawn without qualification at least (A) 30 business days prior to any termination pursuant to (1) above or (B) at least 10 business days prior to any termination pursuant to (2) above;

•	by RR Donnelley because of the existence of circumstances described under either of the first or third bullet points under “—Termination of the Agreement—Additional Circumstances Under Which RR Donnelley May Terminate the Agreement”;

•	by RR Donnelley because of the existence of circumstances described under the second bullet point under “—Termination of the Agreement—Additional Circumstances Under Which RR Donnelley May Terminate the Agreement”;

•	by us, because of the existence of circumstances described under the first bullet point under “—Termination of the Agreement—Additional Circumstances Under Which We May Terminate The Merger Agreement”;

provided, however, that no termination fee or such expenses shall be payable to RR Donnelley pursuant to the first or third bullets above unless and until within 12 months of such termination we or any of our subsidiaries shall have entered into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to, or shall have consummated or shall have approved or recommended to our shareholders or otherwise not opposed, an acquisition proposal (substituting “50%” for “15%” in the definition thereof).

For purposes of the merger agreement, an acquisition proposal shall not be deemed to have been “publicly withdrawn” by any person if, within twelve months of such termination, we or any of our subsidiaries shall have entered into an alternative acquisition agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to our shareholders or otherwise not opposed, an acquisition proposal made by or on behalf of such person or any of its affiliates. In the event that the termination fee becomes payable and is paid by us, the termination fee shall be RR Donnelley’s and Soda Acquisition’s sole and exclusive remedy under the merger agreement.

In the event that the agreement is terminated by RR Donnelley or us because the merger is not completed by the termination date because approval under the HSR Act has not been obtained, and prior to the termination date, RR Donnelley or one of its subsidiaries has entered into a definitive agreement to acquire the printing business or printing operations of a person in a transaction that requires approval under the HSR Act, RR Donnelley shall pay us a termination fee of $17.1 million.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded on the New York Stock Exchange under the symbol “BN.” On December 1, 2006, there were 24,504,496 shares of our common stock outstanding, held by approximately 1,551 shareholders of record.

The following table shows, for the periods indicated, the reported high and low sales prices per share of our common stock on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2004
First quarter	47.50	40.93
Second quarter	47.50	42.00
Third quarter	44.95	36.74
Fourth quarter	45.34	37.80
Year Ended December 31, 2005
First quarter	46.72	42.01
Second quarter	46.88	39.25
Third quarter	50.94	45.25
Fourth quarter	52.50	47.09
Year Ending December 31, 2006
First quarter	52.34	47.80
Second Quarter	52.28	43.71
Third Quarter	48.89	33.80
Fourth Quarter (through December 1, 2006)	52.49	36.00	(1)

(1)	The low sale price for the fourth quarter of 2006 occurred after we paid the special cash dividend of $16.00 per share on November 21, 2006.

The closing sale price for shares of our common stock on the New York Stock Exchange was $44.28 per share on October 31, 2006, the last full trading day prior to the date of the public announcement of the merger. On December 1, 2006 the last trading day for which closing sale price information was practically available prior to the date of the first mailing of this proxy statement, the closing price per share of the common stock on the New York Stock Exchange was $36.22.

During each quarter of 2006, we declared and paid regularly quarterly cash dividends of $0.18 per share. Under the merger agreement, prior to the completion of the merger, we are not permitted to pay any dividends other than regular quarterly cash dividends of $0.18 per share and the special cash dividend of $16.00 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Management

The following table sets forth certain information, as of December 4, 2006, regarding beneficial ownership of common stock by each of our directors and executive officers, and all of our directors and executive officers as a group. As of December 4, 2006, none of our director or executive officers beneficially owned one percent or more of our common stock, other than Ms. Streeter, who owned 2.2% of our common stock. On that date, the directors and executive officers as a group beneficially owned 4.8% of our common stock. Except as otherwise indicated, all of the persons listed below have sole voting and investment power over the shares of common stock identified as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Outstanding
Jameson A. Baxter	48,751		*
John F. Bergstrom	39,287	(3)	*
Henry T. DeNero	36,834		*
David T. Gibbons	17,268		*
Janel S. Haugarth	8,634		*
Pamela J. Moret	8,634		*
Paul C. Reyelts	29,464	(4)	*
Raymond C. Richelsen	37,693		*
Stephanie A. Streeter	562,097	(5)	2.2%
Michael J. Winkler	53,628		*
E. Patrick Allen	10,473		*
Michael B. Allen	68,068		*
Sara E. Armbruster	24,314	(6)	*
David F. Engelkemeyer	29,353		*
Geoffrey J. Hibner	65,876		*
Ginger M. Jones	23,159		*
Ronald D. Kneezel	131,393		*
Frank W. Rudolph	42,766	(6)	*
All directors and officers as a group (18 persons)	1,237,592		4.8%

*	Represents less than 1%.
(1)	Includes shares subject to currently exercisable options and options exercisable within 60 days of December 4, 2006 as follows: Ms. Baxter, 32,376 shares; Mr. Bergstrom, 36,693 shares; Mr. DeNero, 34,534 shares; Mr. Gibbons, 17,268 shares; Ms. Haugarth, 8,634 shares; Ms. Moret, 8,634 shares; Mr. Reyelts, 21,585 shares; Mr. Richelsen, 36,693 shares; Ms. Streeter, 524,673 shares; Mr. Winkler, 34,534 shares; Mr. E. Allen, 7,920 shares; Mr. M. Allen, 63,350 shares, Ms. Armbruster, 22,357 shares; Mr. Engelkemeyer, 25,477 shares; Mr. Hibner, 59,265 shares; Ms. Jones, 19,985 shares; Mr. Kneezel, 110,817 shares; Mr. Rudolph, 33,106 shares; and all directors and officers as a group, 1,097,901 shares.
(2)	Does not include holdings of phantom stock units held by non-employee directors as follows: Ms. Baxter, 20,274 units; Mr. Bergstrom, 5,310 units; Mr. DeNero, 16,123 units; Mr. Gibbons, 1,098 units; Ms. Haugarth, 226 units; Ms. Moret, 226 units; Mr. Reyelts, 1,536 units; Mr. Richelsen, 10,389 units; and Mr. Winkler, 6,013 units.
(3)	Includes 2,350 shares held by a trust over which Mr. Bergstrom shares voting and investment power.
(4)	Includes 1,000 shares held by Mr. Reyelts’ spouse as custodian for their children and 500 shares held by Mr. Reyelts’ spouse. Mr. Reyelts shares voting and investment power over these shares.
(5)	Includes 1,000 shares held by Ms. Streeter’s spouse. Ms. Streeter shares voting and investing power over these shares.
(6)	Includes 753 shares held by Ms. Armbruster, and 1,838 shares held by Mr. Rudolph, through the Banta Corporation Incentive Savings Plan.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by the only persons known to us to own more than 5% of the outstanding common stock. The beneficial ownership set forth has been reported on filings made on Schedule 13G or Schedule 13D with the SEC by the beneficial owners.

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Deutsche Bank AG c/o Deutsche Bank Securities Inc. 64 Wall Street New York, New York 10005 (1)	2,176,711	17,400	2,176,711	17,400	2,194,111	9.0%

Citadel Investment Group, L.L.C. 131 South Dearborn, 32nd Floor Chicago, Illinois 60603 (2)	—	1,774,737	—	1,774,737	1,774,737	7.2%

(1)	All information for this beneficial owner is based on the Schedule 13D filed by such owner on November 22, 2006.
(2)	All information for this beneficial owner is based on the Schedule 13G filed by such owner on August 21, 2006.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the documents incorporated by reference herein, contains forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. The statements that are not purely historical should be considered forward-looking statements. Often they can be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, those described in “Risk Factors” in our annual report on Form 10-K and the following:

•	unanticipated issues associated with completion of the merger;

•	the impact of the announcement of the merger on our ability to retain key employees and win new business;

•	unanticipated difficulties in achieving expected cost savings through restructuring actions or our cost improvement initiatives;

•	unanticipated and/or yet-to-be-determined restructuring costs to be incurred in future periods;

•	our ability to implement successfully our strategic growth initiatives;

•	our unanticipated issues associated with completing a proposed acquisition in China;

•	changes in customers’ order patterns or demand for our products and services;

•	pricing pressures imposed by competitive factors and our customers;

•	changes in raw material costs and availability;

•	unanticipated changes in sourcing of paper and other raw materials by customers;

•	unanticipated changes in operating expenses;

•	unanticipated production difficulties, including issues associated with the closing of facilities and the movement of work;

•	unanticipated issues associated with our non-U.S. operations;

•	changes in the pattern of outsourcing supply-chain management functions by customers;

•	unanticipated acquisition or loss of significant customer contracts or relationships, including any unanticipated issues relating to entering into a new contract with Hewlett-Packard on substantially the terms set forth in the letter of intent previously announced, as well as unanticipated issues associated with achieving the expected levels of revenue under the new Hewlett-Packard contract;

•	unanticipated difficulties and costs associated with the design and implementation of new administrative systems;

•	the impact of any acquisition or divestiture we effect;

•	our ability to effect the previously announced new debt financings;

•	unanticipated costs or other issues associated with overtures made with respect to a business combination transaction involving us;

•	unanticipated issues or costs associated with increased leverage on our balance sheet;

•	unanticipated changes in our effective income tax rate;

•	unanticipated swings in foreign currency exchange rates;

•	unanticipated changes in the pattern of sourcing printed material in low-cost countries by customers;

•	potential funding obligations with respect to our employee benefit or related plans; and

•	any unanticipated weakening of the economy.

These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date of the printing of this proxy statement, and we undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered. Shareholders sharing an address may also request delivery of a single copy of the proxy statement if they are currently receiving multiple copies. You may notify us of your request by calling or writing Ronald D. Kneezel, Vice President, General Counsel and Secretary, Banta Corporation, P.O. Box 8003, Menasha, Wisconsin 54952, telephone number: (920) 751-7777.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in shareholders meetings and we will hold our 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in our proxy statement for our 2007 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Proposals of shareholders pursuant to Rule 14a-8 that are intended to be presented at the 2007 annual meeting of shareholders must have been received by us no later than November 23, 2006 to be included in our proxy materials for that meeting. Further, a shareholder who otherwise intends to present business at the 2007 annual meeting must comply with the requirements set forth in our by-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the by-laws, to our Secretary not less than 60 days and not more than 90 days prior to the second Tuesday in the month of April, provided that the date of the annual meeting is not advanced by more than 30 days or delayed by more than 60 days from the second Tuesday in the month of April. Prior to the announcement of the proposed merger, the 2007 annual meeting of shareholders was tentatively scheduled to be held on April 24, 2007. Under our by-laws, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2007 annual meeting of shareholders but does not intend to have included in our proxy materials) on or prior to February 9, 2007 (assuming an April 24, 2007 meeting date), then the notice would be considered untimely and we would not be required to present such proposal at the 2007 annual meeting if it is held.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Exchange Act of 1934, as amended. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this proxy statement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this proxy statement.

We incorporate by reference into this proxy statement each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC under the Exchange Act:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our quarterly reports on Form 10-Q for the quarters ended April 1, 2006, July 1, 2006 and September 30, 2006;

•	our current reports on Form 8-K dated January 29, 2006, March 22, 2006, September 13, 2006, October 31, 2006 (including the amendment filed on November 2, 2006) and November 20, 2006.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from:

Ronald D. Kneezel

Secretary

Banta Corporation

225 Main Street

Menasha, Wisconsin 54952

Telephone: (920) 751-7777

Any request for copies of documents should be made by January 2, 2007 in order to ensure receipt of the documents before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

RR Donnelley has supplied, and we have not independently verified, the information in this proxy statement under the captions “Information about the Companies” and “Merger Financing” related to RR Donnelley. UBS has supplied, and we have not independently verified, the information in this proxy statement related to UBS.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December 4, 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement, to the extent necessary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in the merger agreement, which is attached to this proxy statement as Appendix A, and in other contracts and documents that are incorporated by reference into this proxy statement. The representations and warranties in the merger agreement and in those other contracts and documents were made for the purposes of the merger agreement and those other contracts or documents as of specific dates. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties (including us and RR Donnelley), and may not be complete as of the date of this proxy statement. Furthermore, those representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement.

Appendix A

Agreement and Plan of Merger

The merger agreement has been included to provide you with information regarding its terms. Information about us can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge from us upon request or at www.sec.gov.

The merger agreement contains representations and warranties made by us to RR Donnelley and Soda Acquisition and representations and warranties made by those parties to us. These representations and warranties may be subject to important limitations and qualifications agreed to by the parties to the merger agreement, and may not be complete.

AGREEMENT AND PLAN OF MERGER

among

BANTA CORPORATION,

R.R. DONNELLEY & SONS COMPANY

and

SODA ACQUISITION, INC.

Dated as of October 31, 2006

A-i

Annex A	Defined Terms	A-39

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 31, 2006, among Banta Corporation, a Wisconsin corporation (the “Company”), R.R. Donnelley & Sons Company, a Delaware corporation (“Parent”), and Soda Acquisition, Inc., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company’s shareholders and other constituencies; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Wisconsin Business Corporation Law (the “WBCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. On the Closing Date the Company and Parent will cause Articles of Merger specifying that the effective time of the Merger is the time the Articles of Merger are filed by the Wisconsin Department of Financial Institutions (the “Wisconsin Articles of Merger”) to be executed, acknowledged and delivered for filing to the Wisconsin Department of Financial Institutions as provided in Section 180.1105 of the WBCL. The Merger shall become effective at the time when the Wisconsin Articles of Merger have been filed by the Wisconsin Department of Financial Institutions or at such later time as may be agreed by the parties in writing and specified in the Wisconsin Articles of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and Bylaws

of the Surviving Corporation

2.1. The Articles of Incorporation. The amended and restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law, except that Article Fourth of the Charter shall be amended to read in its entirety as follows: “The aggregate number of shares that this corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.”

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “Bylaws”), until thereafter amended (subject to 6.11(f) with respect to the period prior to the Effective Time) as provided therein or by applicable Law.

ARTICLE III

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share of the Common Stock, par value $0.10 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”), shall be converted into the right to receive an amount in cash equal to $52.50 per Share, less the $16 per share authorized to be paid by the Company to its shareholders pursuant to the special cash dividend (the “Special Dividend”) approved by the board of directors of the Company on September 13, 2006 (the “Per Share Merger Consideration”), provided, that the foregoing specifically contemplates that the Effective Time shall occur after the record date of the Special Dividend. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Shares. Each Excluded Share referred to in Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion or in a mutual fund that invests only in such permitted investments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)), vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (and in any event, within two business days after the Effective Time), an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the value of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Treatment of Restricted Shares. All awards granting restricted Shares from Company that have not vested (collectively, “Restricted Shares”) heretofore granted under the Stock Plans shall, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all Restricted Shares to become Shares that are converted into the right to receive the Per Share Merger Consideration as provided in Section 4.1(a).

(c) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, other than Company Options and Restricted Shares (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive, an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the value of the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the Company’s board of directors and the compensation committee of the board of directors of the Company, as applicable, shall, subject to Section 4.3(d) of the Company Disclosure Letter, adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a), 4.3(b) and 4.3(c). Subject to Section 4.3(d) of the Company Disclosure Letter, the Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Restricted Shares or Company Awards.

4.4. Adjustments to Prevent Dilution. Other than in respect of the Special Dividend, in the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to provide the holders of the Shares, the Company Options, the Restricted Shares and the Company Awards with the same economic effect as contemplated by this Agreement prior to such event. In addition, the parties hereto agree that the exercise price of, and the number of Shares subject to, the Company Options shall be adjusted in the manner set forth in the resolutions of the compensation committee of the board of directors of the Company adopted on September 13, 2006 to take into account the Special Dividend.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth on the face of the Company Reports (excluding from such Company Reports any “Risk Factors” or similar sections) filed or furnished after December 31, 2005 and prior to the date of this Agreement or in corresponding sections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth, among other things, items the disclosure of which is necessary or appropriate in response to an express disclosure requirement contained in this Section 5.1, as an exception to one or more representations or warranties contained in this Section 5.1 or in response to one or more of the Company’s covenants contained in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, (x) disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent, and (y) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that to the extent any effect is caused by or results from any of the following it shall not be taken into account in determining whether there has been a Company Material Adverse Effect:

(A) changes in the political conditions, economies or financial markets generally in the United States or other countries, including the commencement, continuation or escalation of any war, armed hostilities or acts of terrorism;

(B) changes that are the result of factors generally affecting the industries and geographic areas in which the Company or any of its Subsidiaries operates;

(C) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(D) changes in the market price of raw materials, including paper, of the type and grade customarily purchased by the Company and its Subsidiaries;

(E) changes in United States generally accepted accounting principles (“GAAP”) after the date hereof, in the rules or policies of the Public Company Accounting Oversight Board, in Laws of general applicability or in interpretations thereof by courts or other Governmental Entities, in each case, after the date hereof;

(F) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(G) a decline in the price of the Shares on the New York Stock Exchange (the “NYSE”), including any decline related to the Special Dividend, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (A), (B), (D) and (E), such change, event, circumstance or development does not disproportionately adversely affect the Company and its Subsidiaries in any material respect compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 75,000,000 Shares, of which 24,340,155 Shares were outstanding as of the close of business on October 27, 2006 and 300,000 shares of preferred stock, par value $10.00 per share, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable (except for any liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts incurred prior to June 14, 2006). Other than 3,150,723 Shares reserved for issuance under the Company’s 2005 Equity Incentive Plan, 1991 Stock Option Plan and Equity Incentive Plan (the “Stock Plans”), Shares subject to issuance under the Rights Agreement and Shares subject to issuance under the Banta Corporation Incentive Savings Plan and the Banta Hourly 401(k) Plan (the “401(k) Plans”), the Company has no Shares subject to issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, restricted stock units, stock appreciation rights and any other rights with respect to the Shares under the Stock Plans, including the holder, number of Shares and, where applicable, exercise price. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (except for any liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts incurred prior to June 14, 2006) and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, including Section 5.1(b)(i) of the Company Disclosure Letter, and except for the rights (the “Rights”) that have been issued pursuant to the Rights Agreement, dated as of November 5, 2001, as amended, between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens imposed or created by the Company (except for any liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts incurred prior to June 14, 2006). The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person (not taking into account any voting interest owned, directly or indirectly, by Parent in any Person) that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(iii) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of this Agreement by the holders of two-thirds of the voting power of the outstanding Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company, its shareholders and other constituencies, adopted and approved this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend approval of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their approval and (C) received the opinion of its financial advisor, UBS Securities LLC, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its Affiliates or Subsidiaries).

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, Council Regulation (EC) No. 139/2004 (the “ECMR”), if applicable, any other Antitrust Laws or the Exchange Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. As used herein, “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act and all other Laws, and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Charter or Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)(L)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries taken as a whole (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange

Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since December 31, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, provided, that the Company makes no representation or warranty regarding any information provided in writing by Parent or any of its Subsidiaries for inclusion in such Company Reports filed after the date hereof.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company Report or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such Report or amendment based on such evaluation. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company Report or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such Report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (x) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (y) any communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Since December 31, 2005 until the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices in all material respects, and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) of which management of the Company has knowledge which, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) other than regular quarterly dividends on Shares of $0.18 per Share and the Special Dividend, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Law;

(v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases for employees or officers who are not set forth on Schedule 5.1(f)(v)(A) of the Company Disclosure Letter in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, employment, termination or severance agreement or any material bonus, profit sharing, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

(vi) any agreement to do any of the foregoing.

As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of management of the Company,” “of which management of the Company has knowledge” or “the Company has no knowledge” or words of similar import shall mean the actual knowledge of the Persons listed in Section 5.1(f) of the Company Disclosure Letter, after reasonable inquiry.

(g) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of management of the

Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities undisclosed as of the date hereof of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances undisclosed as of the date hereof of which management of the Company have knowledge that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Parent.

(ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Code and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries maintains any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) that has not been fully paid, and do not expect to incur any such liability in the foreseeable future. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its Subsidiaries under each Benefit Plan which is a Multiemployer Plan to which the Company, any of its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a “complete withdrawal”, within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $11,000,000 as of January 1, 2006.

(vi) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans other than Multiemployer Plans. To the knowledge of the management of the Company, the Company has no material litigation in respect of the Multiemployer Plans. Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) There has been no amendment to, announcement by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(viii) All Non-U.S. Benefit Plans comply in all material respects with applicable local Law. No later than two weeks following the date hereof, the Company shall provide Parent with (a) a list of all Non-U.S. Benefit Plans and (b) true and complete copies of all such Non-U.S. Benefit Plans, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. There is no pending or, to the knowledge of management of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of management of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except where the failure to so possess or comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j) Material Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $400,000 or more;

(B) any Contract that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $15 million or (y) aggregate payments to or from the Company and its Subsidiaries of more than $75 million;

(C) other than with respect to any partnership that is wholly owned by the Company or any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 15% voting or economic interest, or any interest valued at more than $10 million without regard to percentage voting or economic interest;

(D) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5 million;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or any of its Affiliates may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or any of its Affiliates, (III) grants

“most favored nation” status that, following the Merger, would apply to the Company or any of its

Affiliates or (IV) prohibits or limits in any material respect the right of the Company or any of its Affiliates to make, sell or distribute any products or services;

(G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any material Contract relating to the license of Intellectual Property (other than licenses for commercial off-the-shelf or shrink wrap software that has not been modified or customized);

(I) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, other than compensation or severance arrangements, confidentiality agreements or indemnification agreements entered into in the ordinary course of business;

(J) any Contract (other than Contracts with customers) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company and its Subsidiaries, taken as a whole, and (y) entered into in the ordinary course of business; and

(K) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million (the Contracts described in clauses (A) through (K), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

(ii) Subject to applicable Law, a true and complete copy of each Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of management of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

(k) Real Property.

(i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach or violation of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach, violation or default by any of the Company or its Subsidiaries or permit termination, modification, acceleration or repudiation by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, violations, defaults, changes, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

(iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property.

(iv) For purposes of this Section 5.1(k) and Section 6.1(a)(v) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable or contested in good faith; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use or operation of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l) Takeover Statutes. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the provisions of Sections 180.1101 and 180.1141 of the WBCL. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Charter or Bylaws is applicable to the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance at levels or in circumstances that could reasonably be expected to require investigation or remediation under Environmental Laws; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries and for which the Company or any of its Subsidiaries could reasonably be expected to bear liability was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability under Environmental Laws for any Hazardous Substance disposal or contamination on any third party property at levels or in circumstances that could reasonably be expected to require investigation or remediation under Environmental Laws; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vii) none of the properties contain any underground storage tanks, asbestos-containing material, lead containing paint, or polychlorinated biphenyls which could reasonably be expected to require abatement or result in liability pursuant to any Environmental Law; (viii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (ix) the Company has made available to Parent copies of all environmental reports, studies, assessments and audits in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations in its possession at its corporate headquarters.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection of the environment, occupational health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance or (C) noise, odor, indoor air, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law and (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 5.1(m) shall be the sole and exclusive representations and warranties of the Company with respect to Environmental Laws.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) have not been a party to a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4. As of the date hereof, there are not pending or, to the knowledge of the management of the Company, threatened in writing, any audits, examinations or similar proceedings in respect of Taxes or Tax matters of the Company, except for such audits, examinations or proceedings the results of which are, individually or in the aggregate, not reasonably expected to have a Company Material Adverse Effect. There are not, to the knowledge of management of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2005, 2004 and 2003. Neither the Company nor any of its current or former Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) at any time during the period commencing two years prior to the date hereof and ending as of the date this representation is made.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization in respect of employees working in North America, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of management of the Company, threatened, nor has there been for the past three years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of the management of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made as of the date hereof involving employees of the Company or any of its Subsidiaries. The Company has previously made available to Parent correct and complete copies of all labor and collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound in respect of employees working in North America and no later than two weeks after the date hereof, the Company shall provide Parent with a correct and complete copy of all such agreements, Contracts or understandings in respect of employees working outside North America (collectively, the “Company Labor Agreements”). The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the Company Labor Agreements.

(p) Intellectual Property.

(i) To conduct the business of the Company and its Subsidiaries as presently conducted in all material respects, neither the Company nor any of its Subsidiaries requires any Intellectual Property that the Company and its Subsidiaries do not already own or license. All rights in and to such Intellectual Property shall survive unchanged in all material respects the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have not (A) infringed, misappropriated or otherwise violated (“Infringe”) the Intellectual Property rights of any third party during the three year period immediately preceding the date of this Agreement and (B) the Intellectual Property owned by the Company and its Subsidiaries is not being Infringed by any third party, except, in each case of (A) and (B), for any infringement, misappropriation or other violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company and its Subsidiaries have taken all reasonable measures consistent with industry practices to protect, preserve and maintain its Intellectual Property (including executing appropriate non disclosure and intellectual property assignment agreements).

(iii) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their businesses. To the knowledge of management of the Company, since the Applicable Date no third party has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(iv) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, domain names, logos, symbols, trade dress, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, , including divisions, continuations, continuations-in-part, renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae,, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, software, databases and other compilations of information), copyrights therein and thereto, and all renewals, extensions, restorations and reversions thereof; (v) all registrations, disclosures and applications for the foregoing; and (vi) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, code, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used by the Company and its Subsidiaries (excluding any public networks).

(q) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers and provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

(r) Rights Agreement. The board of directors of the Company has taken all necessary action to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated hereby.

(s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed UBS Securities LLC as its financial advisor. The Company has made available to Parent a copy of all agreements pursuant to which UBS Securities LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement and Section 5.1(s) of the Company Disclosure Letter sets forth the amount of any fees and expenses which UBS Securities LLC is entitled to receive from the Company.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Corporate Authority. (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action (including approval of the Merger by Parent as the sole shareholder of Merger Sub) necessary in order to execute, deliver and perform its obligations under this Agreement to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act, the ECMR, if applicable, any other Antitrust Laws or the Exchange Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of the aggregate Per Share Merger Consideration and other amounts payable by Parent and/or Merger Sub (including the Surviving Corporation) under this Agreement.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of Common Stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) At the time immediately preceding the date of this Agreement, neither Parent nor any of its Subsidiaries is, with respect to the Company, an “interested stockholder” as such term is defined in Section 180.1140(8) of the WBCL.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld or delayed)), and except as otherwise expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (C) as set forth in Section 6.1 of the Company Disclosure Letter or (D) as required by applicable Laws, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate any operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in excess of $1 million in the aggregate, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement;

(iv) except for the issuance of Shares upon the exercise of Company Options outstanding on the date of this Agreement or in accordance with the terms of the 401(k) Plans as in effect on the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Encumbrance (other than the exclusion set forth in clauses (a) and (d) of the definition of Encumbrance) on any assets of the Company or any of its Subsidiaries;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) other than regular quarterly cash dividends on Shares of $0.18 per Share and the Special Dividend, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices;

(x) except as set forth in the capital budgets set forth in Section 6.1(a)(x) of the Company Disclosure Letter and consistent therewith, make or authorize any capital expenditure in excess of $2 million in the aggregate;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, except for customer Contracts entered into in the ordinary course of business consistent with past practice that do not contain any of the provisions referred to in Section 5.1(j)(i)(F);

(xii) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles, the rules or policies of the Public Company Accounting Oversight Board or applicable Law;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 or any claim against the Company in excess of such amount;

(xiv)(i) amend or modify any Material Contract in any material respect or in manner adverse to the Company or its Subsidiaries, (ii) terminate any Material Contract, or (iii) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000;

(xv) make any material Tax election, settle any material Tax claim or change any material method of Tax accounting;

(xvi) transfer, sell, lease, license, mortgage, pledge, suffer a Lien, divest, abandon, or allow to lapse or expire, or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in the ordinary course of business or sales of obsolete assets;

(xvii) except as provided in Section 6.9(g), as required pursuant to existing agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice as disclosed to the Parent prior to the date hereof, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in base salary or bonus in the ordinary course of business consistent with past practice for employees who are not officers, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any U.S. Benefit Plan or Non-U.S. Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries.

(xviii) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xix) perform any services or provide any products to any Person that would expand in any material respect the scope of services or products subject to any non-compete provision to which the Company or any of its Subsidiaries is subject; or

(xx) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written or broad-based oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the effect upon employment, compensation or benefit matters that will result as a consequence of the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) From the date of this Agreement until Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as the Company may approve in writing (such approval not to be unreasonably withheld or delayed), (C) as set forth in Section 6.1(c) of the Parent Disclosure Letter or (D) as required by applicable Laws, Parent will not and will not permit its Subsidiaries to take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7); it being understood that such confidentiality agreement does not have to include a provision prohibiting the making, or amendment, of an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; and/or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Significant Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving all or substantially all of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal, the effect of the proposal on constituencies of the Company and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond 10 business days after the first public announcement of such Acquisition Proposal shall not be considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, encouraged or knowingly facilitated in breach of Section 6.2(a), if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 48 hours following Parent’s receipt of written notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2, including with respect to the notice period referred to in this Section 6.2.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation, Parent, shall have the right to terminate this Agreement as set forth in Section 8.4(a).

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 6.2 (a) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 14 days after the date hereof, a proxy statement in preliminary form relating to the Shareholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to its and Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to the Company any information regarding Parent that is necessary or reasonably appropriate to include in the Proxy Statement. Parent agrees that none of the information supplied by Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Shareholders Meeting. The Company will take, in accordance with applicable Law and its Charter and Bylaws and subject to the fiduciary duties of its directors, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders to consider and vote upon approval of this Agreement and the Merger. Subject to Section 6.2(c) hereof, the board of directors of the Company shall recommend such approval and shall use its reasonable best efforts to solicit such approval of this Agreement.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. (i) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including this Section 6.5 or the “reasonable best efforts” or other similar standard generally, shall require, or be construed to require, Parent to proffer to, or agree to, or to permit the Company to proffer to or agree to, with respect to assets or businesses of Parent, the Company or their respective Subsidiaries, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder, provided, that Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement

(including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(ii) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, and bear the costs and expenses of its own filings, (B) use reasonable best efforts to negotiate the scope of and respond as promptly as reasonably practicable to any requests for additional information pursuant to any Antitrust Law made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, and (C) resist in good faith, at its own cost and expense, any assertion that the transactions contemplated hereby constitute a violation of any Antitrust Law.

(iii) In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable, and the Company and Parent shall (A) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (B) promptly inform each other of any communication received by it from, or given by it to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by this Agreement and (C) consult with each other in advance of any meeting, discussion, substantive telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, or with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give each other the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The Company and Parent may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other under this Section 6.5(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.5(b), materials provided to the other party hereto or its counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries.

(c) Information. Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and the instructions of any Governmental Entity and the other terms and conditions of this Agreement, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or condition that is reasonably expected to result in any failure of any condition to the Company’s obligations to effect the Merger.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries in a manner that is reasonably expected to result in the loss of such privilege. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.9. Employee Benefits.

(a) Parent agrees that, for a period of one year following the Effective Date, the employees of the Company and its Subsidiaries will be provided with pension and welfare benefits under employee benefit plans that at the election of Parent are either (i) substantially similar in the aggregate to those currently provided by the Company and its Subsidiaries to such employees or (ii) substantially similar in the aggregate to those provided by Parent and its Subsidiaries to its similarly situated employees. With respect to any bonus or long-term cash incentive awards calculated based on 2006 performance, the Company’s performance for calendar year 2006 shall be calculated without taking into account any reasonable expenses or costs associated with or arising as a result of the transactions contemplated by this Agreement or any nonrecurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by the Agreement not been proposed.

(b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Banta Corporation Incentive Savings Plan and the Banta Hourly 401(k) Plan to be terminated effective immediately prior to the Effective Time. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence participation therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation.

(c) The Company agrees to cause each of its officers and directors to repay any outstanding loans or notes that such officer or director owes to the Company or its Subsidiaries prior to the Effective Time.

(d) Parent agrees that, following the Effective Time, decisions regarding utilization of facilities of the Company and its Subsidiaries or Parent and its Subsidiaries shall be made by Parent on a basis that reflects the best long-term business interests of Parent and its Subsidiaries (including the Company and its Subsidiaries) and without regard to whether the facility is a legacy facility of Parent or a legacy facility of the Company. In addition, following the Effective Time, decisions regarding promotions and retention of employees shall be made by Parent on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications and business needs without regard (except to the extent affecting relevant experience) to whether employment prior to the Effective Time was with the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

(e) Parent agrees that any employee of the Company and its Subsidiaries who is terminated without cause during the 18 months following the Effective Time shall receive severance benefits in accordance with Section 6.9(e) of the Company Disclosure Letter.

(f) Except to the extent it would result in a duplication of benefits, Parent shall cause any employee benefit plans (including vacation, severance and disability plans) covering employees of the Company and its Subsidiaries to take into account for purposes of eligibility, benefits (excluding accruals under a defined benefit plan) and vesting thereunder service by such employees with the Company and its Subsidiaries as if such service were with Parent or its Subsidiaries, to the same extent that such service was credited under a comparable plan of the Company or its Subsidiaries, provided, that no credit shall be given under frozen benefit plans. For purposes of each employee benefit plan of Parent or its Subsidiaries providing medical, dental, prescription drug, vision, life insurance or disability benefits to any employee of the Company or any of its Subsidiaries, Parent shall cause its employee benefit plans to (i) waive all pre-existing condition exclusions of its employee benefit plans with respect to such employees and their dependents to the same extent such exclusions were waived under a comparable plan of the Company and (ii) take into account any eligible expenses incurred by such employees and their dependents for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents under the applicable employee benefit plan of Parent or its Subsidiaries.

(g) The Company may establish a retention and transaction bonus pool (the “Retention Pool”); provided, that (i) the aggregate amount of bonuses paid pursuant to such Retention Pool shall not exceed $3,000,000 and (ii) the Retention Pool complies with the requirements set forth in Section 6.9(g) of the Company Disclosure Letter. Amounts awarded under the Retention Pool shall be allocated prior to the Effective Time to employees of the Company and its Subsidiaries designated by the Chief Executive Officer of the Company in accordance with the guidelines set forth in Section 6.9(g) of the Company Disclosure Letter and subject to the approval of Parent (such approval not to be unreasonably withheld).

(h) Parent agrees that, with respect to any employee of the Company and its Subsidiaries who, at the Effective Time, is in a course of training covered in part or in whole by a tuition reimbursement program of the Company or any of its Subsidiaries, such program will be continued throughout such course of training (not to exceed two years or $1,000,000 in the aggregate) (as opposed to the current educational period).

(i) From and after the Effective Time, Parent shall cause any nonqualified deferred compensation plans covering any employees of the Company or any of its Subsidiaries to be drafted and administered in a manner that complies with Section 409A of the Code.

(j) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to make charitable contributions in the communities that the Company and its Subsidiaries serve, in such amounts (not to exceed $1.5 million in the aggregate), at such times and in such manner as are generally consistent with the past practices of the Company and its Subsidiaries.

(k) Nothing contained in this Section 6.9 or this Agreement shall (i) be treated as an amendment of any particular Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.9 or (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to (x) maintain any particular Benefit Plan or (y) retain the employment of any particular employee.

6.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including those in respect of the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Wisconsin law and its Charter or Bylaws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s Charter or Bylaws in effect on the date hereof).

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent or the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation or Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld or delayed (except that no such consent shall be required as a condition to Parent’s or the Surviving Corporation’s liability if Parent or the Surviving Corporation fails to assume, pay for or actively participate in the defense of the underlying matter); and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law and the Company’s Charter and Bylaws as in effect on the date hereof.

(c) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the

Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby),

provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in the Company Disclosure Letter. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect in respect of the Company’s current directors and officers, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(f) The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificates of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Without limitation, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any current or former officers, directors or employees of the Company or any of its Subsidiaries, as provided in the respective certificates or articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, and any existing indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time

6.12. Other Actions by the Company.

(a) Rights. Prior to the Effective Time, the board of directors of the Company shall take all necessary action to cause the Rights to cease to be outstanding as of immediately prior to the Effective Time and to terminate the Rights Agreement, effective as of the Effective Time, without payment of any consideration in respect thereof.

(b) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters. Prior to the Effective Time, the Company shall take all actions that are required to cause any dispositions of Shares (and derivative securities with respect to Shares) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Charter and the Bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated (“HSR Approval”) and (ii)(A) in the event that, for purposes of the ECMR, the Merger is, or is deemed to be, a concentration with a “Community dimension”, the European Commission shall have adopted a decision pursuant to the ECMR declaring the Merger compatible with the common market and, in the event that any aspect of the Merger is referred to the competent authorities of any EU member state pursuant to Article 9 of the ECMR (or is deemed to be so referred pursuant to Article 9 of the ECMR) and effecting the Merger prior to the granting of approval by the relevant authorities of such EU member state would constitute a violation of the merger control laws applicable in that state, approval of the aspect of the Merger that was so referred (or deemed to be so referred) shall have been granted pursuant to the merger control laws applicable in the relevant EU member state, or (B) in the event that, for purposes of the ECMR, the Merger is not, or is deemed not to be, a concentration with a “Community dimension”, approval of the Merger shall have been granted by each of the relevant authorities of each of the EU member states in which such approval is required in order for the Merger to be effected without constituting a violation of the merger control laws applicable in such EU member states.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time, without regard to any Company Material Adverse Effect or other materiality qualification to such representations and warranties (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and except for any changes expressly permitted by this Agreement), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b)(i) (Capital Structure), 5.1(c) (Corporate Authority), 5.1(l) (Takeover Statutes) and 5.1(r) (Rights Agreement) hereof, which must be true and correct in all material respects) are not so true and correct , without regard to any Company Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or been discovered any change, event, circumstances or development that has had, or is reasonably expected to have, a Company Material Adverse Effect.

(d) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any material Contract to which the Company or any of its Subsidiaries is a party that has not been provided to Parent on or prior to the date hereof, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect (taking into account any provision in any such material Contract which allows the counterparty thereto to terminate such material Contract without cause).

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and except for any changes expressly permitted by this Agreement), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 2007, or such other date as Parent and the Company agreed to in writing, provided, that such date may be extended by written notice from either Parent or the Company until not later than June 30, 2007 to the extent necessary to obtain the approvals of the Governmental Entities described in Section 7.1(b), whether such date is before or after the date of approval by the shareholders of the Company referred to in Section 7.1(a), but only if on the date of such extension all other conditions to the Closing have been or are readily capable of being satisfied (the “Termination Date”), (b) the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification and (z) during such three day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) the Company shall have failed to take a vote of shareholders on the Merger prior to the Termination Date, (c) a tender offer or exchange offer for outstanding Shares shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company’s board of directors recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company’s board of directors fails to recommend against acceptance of such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the Termination Date.

8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made or amended after the date hereof to the Company or any of its Significant Subsidiaries or any of its shareholders and publicly disclosed or any Person shall have publicly announced after the date hereof an intention (whether or not conditional and including any amendment to an existing proposal) to make an Acquisition Proposal with respect to the Company or any of its Significant Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) 30 days prior to, with respect to any termination pursuant to Section 8.2(a), the Termination Date, and (B) at least 10 business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) (Drop Dead) or 8.2(b) (No Stockholder Approval), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(c), (iii) this Agreement is terminated by Parent pursuant to Section 8.4(b) or (iv) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Fiduciary Out) then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $34.2 million (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iv) shall be paid as set forth in Section 8.3) and shall promptly, but in no event later than two business days after being notified in writing of such by Parent, pay all of the documented and reasonable out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $4,000,000, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee or such expenses shall be payable to Parent pursuant to clause (i) or clause (iii) of this paragraph (b) unless and until within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof), provided that for purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within 12 months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy under this Agreement.

(c) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) because HSR Approval shall not have been obtained and (ii) prior to the Termination Date, Parent or one of its Subsidiaries has entered into a definitive agreement to acquire the printing business or printing operations of a Person in a transaction that requires HSR Approval, Parent shall pay the Company a termination fee of $17.1 million (the “Parent Fee”), payable by wire transfer of same day funds no later than two business days after such termination. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fee set forth in this Section 8.5(c) or any portion of such fee, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Parent Fee becomes payable and is paid by Parent pursuant to this Section 8.5(c), the Parent Fee shall be the Company’s sole and exclusive remedy under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York located in New York County and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE TO IT, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Courts of the State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

R.R. Donnelley & Sons Company

111 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

fax: (312) 326-7620

with a copy to

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Joseph B. Frumkin

                 Audra D. Cohen

fax: (212) 558-3588

If to the Company:

Banta Corporation

225 Main Street

Menasha, Wisconsin 54952

Attention: General Counsel

fax: (920) 751-7790

with a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Jay O. Rothman

fax: (414) 297-4900

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Amended and Restated Confidentiality Agreement, dated October 12, 2006, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger

Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BANTA CORPORATION

By	/S/ STEPHANIE A. STREETER
Name:	Stephanie A. Streeter
Title:	Chairman, President and CEO

R.R. DONNELLEY & SONS COMPANY

By	/S/ MICHAEL S. KRAUS
Name:	Michael S. Kraus
Title:	Executive Vice President

SODA ACQUISITION, INC.

By	/S/ MICHAEL S. KRAUS
Name:	Michael S. Kraus
Title:

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

Terms	Section
401(k) Plans	5.1(b)(i)
Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Antitrust Laws	5.1(d)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(c)
Company Disclosure Letter	5.1
Company Labor Agreements	5.1(o)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.11(a)
D&O Insurance	6.11(c)
DOJ	6.5(b)(ii)
ECMR	5.1(d)(i)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
FTC	6.5(b)(ii)
GAAP	5.1(a)(iii)(D)

Terms	Section
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
HSR Approval	7.1(b)
Indemnified Parties	6.11(a)
Infringe	5.1(p)(i)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(iv)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(iv)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
Material Contracts	5.1(j)(i)(K)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(a)(iii)(G)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Fee	8.5(c)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3
Representatives	6.2(a)
Restricted Shares	4.3(b)
Retention Pool	6.9(g)
Rights	5.1(b)(i)
Rights Agreement	5.1(b)(i)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Shareholders Meeting	6.4
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Special Dividend	4.1(a)
Stock Plans	5.1(b)(i)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)

Terms	Section
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)
U.S. Benefit Plans	5.1(h)(ii)
WBCL	1.1
Wisconsin Articles of Merger	1.3

Appendix B

Opinion of UBS Securities LLC

CONFIDENTIAL

October 31, 2006

The Board of Directors

Banta Corporation

225 Main Street

Box 8003

Menasha, WI 54952

Dear Members of the Board:

We understand that Banta Corporation, a Wisconsin corporation (“Banta” or the “Company”), is considering a transaction whereby Soda Acquisition, Inc., a Wisconsin corporation and a wholly owned subsidiary (“Merger Sub”) of R.R. Donnelley & Sons Company, a Delaware corporation (“R.R. Donnelley”), will merge with the Company. Pursuant to the terms of an Agreement and Plan of Merger, dated as of October 31, 2006 (the “Merger Agreement”), Merger Sub will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of R.R. Donnelley (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of the common stock of the Company, par value $0.10 per share (the “Company Common Stock”), other than any shares owned by R.R. Donnelley, Merger Sub or any other direct or indirect wholly owned subsidiary of R.R. Donnelley and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, will be converted into the right to receive an amount in cash equal to $52.50 per share, less the $16.00 per share authorized to be paid by the Company to its shareholders pursuant to the special cash dividend (the “Special Dividend”) approved by the Board of Directors of the Company on September 13, 2006 (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (other than R.R. Donnelley and its affiliates or subsidiaries) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. UBS is also acting as arranger, book manager, documentation agent and syndication agent in connection with the financing of the Special Dividend for which UBS has received, and, upon funding of such financing will receive, compensation. In the past, UBS and its affiliates have provided investment banking services to the Company and to R.R. Donnelley unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or R.R. Donnelley and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly set forth herein, of the Merger Agreement or any related documents or the form of the Transaction or any related transaction. In rendering this

B-1

opinion, we have assumed, with your consent, that (i) R.R. Donnelley, Merger Sub and the Company will comply with all the material terms of the Merger Agreement, (ii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof and (iii) the Special Dividend will be paid at the time, and in any case prior to the closing date of the Transaction, and in the manner authorized by the Board of Directors of the Company on September 13, 2006. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of the Company Common Stock (other than R.R. Donnelley and its affiliates or subsidiaries) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours,

/s/    UBS SECURITIES LLC

B-2

IMPORTANT

Your vote is important. Regardless of the number of shares of Banta common stock that you own, please complete, sign, date and promptly mail the enclosed proxy card in the accompanying postage-paid envelope. Remember, failure to vote has the same effect as a vote against the merger, so please act today.

Instructions for “Street Name” Stockholders

If you own shares of Banta common stock in the name of a broker, bank or other nominee, only it can vote your shares of Banta common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your proxy card, or voting instruction form, when you receive it from your broker, nominee, fiduciary or other custodian. Please do so for each separate account you maintain. Your broker, nominee, fiduciary or other custodian also may provide for telephone or Internet voting. Please refer to the proxy card, or voting instruction form, which you received with this proxy statement.

Please vote at your earliest convenience.

If you have any questions or need assistance in voting your shares of Banta common stock, please call:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

(888) 567-1626

BANTA CORPORATION

COMMON STOCK

Proxy for Special Meeting of Shareholders to be held January 9, 2007

This Proxy is Solicited on Behalf of the

Board of Directors of Banta Corporation

The undersigned constitutes and appoints STEPHANIE A. STREETER and RONALD D. KNEEZEL, or each of them, the true and lawful proxies of the undersigned, with full power of substitution, to represent and to vote, as designated on the reverse side, all shares of Banta Corporation which the undersigned is entitled to vote at the special meeting of shareholders of such corporation to be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, on January 9, 2007, at 9:00 a.m., Central time, and at all adjournments or postponements thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder, but, if no direction is indicated, this proxy will be voted FOR the approval of the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Banta Corporation, R.R. Donnelley & Sons Company and Soda Acquisition, Inc. (Item 1) and FOR the adjournment of the special meeting if necessary or appropriate to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1 (Item 2).

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of the notice of the special meeting and the proxy statement.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

BANTA CORPORATION

January 9, 2007

COMMON STOCK

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1. To approve the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Banta Corporation, R.R. Donnelley & Sons Company and Soda Acquisition, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2. To adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING		☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BANTA CORPORATION

INCENTIVE SAVINGS PLAN AND HOURLY 401(k) PLAN

Voting Direction for Special Meeting of Shareholders

to be held January 9, 2007

This Voting Direction is Solicited on Behalf of the

Board of Directors of Banta Corporation

A special meeting of shareholders of Banta Corporation is scheduled to be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, on January 9, 2007, at 9:00 a.m., Central time. As a participant in the Banta Corporation Incentive Savings Plan and/or the Banta Hourly 401(k) Plan, you have the right to direct Fidelity Management Trust Company regarding how to vote the shares of Banta Corporation credited to your account at the special meeting and at all adjournments or postponements thereof. The shares credited to your account will be voted as you direct herein. If no direction is made or if this card is not signed, then the shares credited to your account will not be voted.

The undersigned hereby revokes any other voting directions heretofore executed by the undersigned for the meeting and acknowledges receipt of the notice of the special meeting and the proxy statement.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

BANTA CORPORATION

January 9, 2007

INCENTIVE SAVINGS PLAN AND HOURLY 401(k) PLAN

Please date, sign and mail

your voting direction card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

------------------------------------------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		1. To approve the Agreement and Plan of Merger, dated as of October 31, 2006, by and among Banta Corporation, R.R. Donnelley & Sons Company and Soda Acquisition, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

		2. To adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger referred to in Item 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING		☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this voting direction. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.